Exhibit 1

Development Bank of Japan Inc.

This description of the Development Bank of Japan Inc. is dated September 10, 2013 and appears as Exhibit 1 to its Annual Report on Form 18-K filed with the U.S. Securities and Exchange Commission.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF DEVELOPMENT BANK OF JAPAN INC.

FURTHER INFORMATION

This document appears as an exhibit to the Annual Report on Form 18-K of Development Bank of Japan Inc. (“DBJ”) filed with the U.S. Securities and Exchange Commission (the “Commission”). Additional information with respect to DBJ is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference facilities maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330. Copies of such documents may also be obtained from DBJ by telephoning 813-3244-1820. Such Annual Report, exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 9, 2013, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥99.57=$1.00, and the noon buying rate on September 6, 2013 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥99.04=$1.00.

References to fiscal years of DBJ are to the 12-month periods commencing on April 1 of the year indicated.

Unless otherwise indicated, all amounts are presented on a basis consistent with the audited consolidated financial statements of DBJ, which have been prepared in accordance with generally accepted accounting principles in Japan (“Japanese GAAP”) and which are included in this document.

In this document, where information is presented in thousands, millions or billions of yen or thousands, millions or billions of dollars, amounts of less than one thousand, one million or one billion, as the case may be, have been truncated unless otherwise specified. All percentages have been rounded to the nearest percent, one-tenth of one percent or one-hundredth of one percent, as the case may be, except as otherwise indicated. In some cases, figures presented in tables in this document may not add up due to such truncating or rounding.

CAPITALIZATION

The following table sets out the consolidated capitalization and indebtedness of DBJ as of March 31, 2013, which has been extracted without material adjustment from DBJ’s audited consolidated balance sheet as of the same date:

	As of March 31, 2013
	(millions of yen)
Borrowings:
Debentures(1)(2)	¥3,053,277
Borrowed Money	9,448,398
Commercial Paper	43,997
Corporate Bonds(3)(4)	871,256

Total Borrowings(5)(7)	13,416,928
Equity:
Common Stock
Authorized — 160,000,000 shares
Issued and outstanding — 43,632,360 shares(6)	1,206,953	(6)
Capital Surplus	1,060,466
Retained Earnings	193,595
Unrealized Gain on Available-for-sale Securities	36,873
Deferred Gain on Derivatives under Hedge Accounting	33,987
Foreign Currency Translation Adjustments	(57)
Minority Interests	6,759

Total Equity	2,538,576

Total Borrowings and Equity(6)(7)	¥15,955,504

Notes:

(1)	“Debentures” means all bonds and notes which were issued previously by the Predecessor (as defined below) and government-guaranteed bonds which were issued by DBJ after October 1, 2008.
(2)	DBJ has issued an aggregate principal amount of ¥20,000 million of government-guaranteed bonds since March 31, 2013.
(3)	“Corporate Bonds” means non-guaranteed bonds and notes which were issued by DBJ after October 1, 2008.
(4)	DBJ has issued an aggregate principal amount of ¥219,708 million of non-guaranteed bonds and notes since March 31, 2013.
(5)	Includes current maturities.
(6)	See “Business — Operations — Crisis Response Business” for details of the increase in capital during the year ended March 31, 2013.
(7)	Other than as described above, there has been no material change in DBJ’s capitalization and indebtedness since March 31, 2013.

RECENT DEVELOPMENTS

Consolidated Results for the Years Ended March 31, 2012 and 2013

The following table sets out selected historical audited consolidated financial information of DBJ for the financial years ended March 31, 2012 and 2013, prepared in accordance with Japanese GAAP:

	Year Ended March 31,
	2012	2013
	(in millions of yen)
Total Income	¥330,213	¥341,109
Interest Income	277,360	267,895
Fees and Commissions	9,461	10,293
Other Operating Income	5,522	7,880
Other Income	37,868	55,039
Total Expenses	220,009	224,884
Interest Expense	155,517	144,274
Fees and Commissions	551	1,082
Other Operating Expenses	2,622	12,169
General and Administrative Expenses	37,870	44,877
Other Expenses	23,447	22,480
Income (Loss) before Income Taxes and Minority Interests	110,204	116,224
Net Income (Loss)	77,313	71,337
Total Comprehensive Income	97,382	94,471

Net interest income for the year ended March 31, 2013 amounted to ¥123,621 million, an increase of ¥1,778 million, or 1.5%, compared to ¥121,843 million for the year ended March 31, 2012, reflecting, among other things, an increase in interest on securities and stock dividends.

Net fees and commissions income for the year ended March 31, 2013 amounted to ¥9,211 million, an increase of ¥301 million, or 3.4%, compared to ¥8,909 million for the year ended March 31, 2012.

Net other operating expenses for the year ended March 31, 2013 amounted to ¥4,289 million, compared to net other operating income of ¥2,900 million recorded for the year ended March 31, 2012. This principally reflected foreign exchange losses incurred due to depreciation of the yen.

General and administrative expenses for the year ended March 31, 2013 amounted to ¥44,877 million, an increase of ¥7,007 million, or 18.5%, compared to ¥37,870 million for the year ended March 31, 2012, reflecting, among other things, expenses incurred due to relocation of the head office of DBJ.

Other income for the year ended March 31, 2013 amounted to ¥55,039 million, an increase of ¥17,170 million, or 45.3%, compared to ¥37,868 million for the year ended March 31, 2012, principally reflecting increases of gains on sales of equities, other securities and investments in limited partnerships.

As a result of the above, income before income taxes and minority interests amounted to ¥116,224 million for the year ended March 31, 2013, an increase of ¥6,020 million, or 5.5%, compared to ¥110,204 million for the year ended March 31, 2012.

Upon DBJ becoming a joint stock corporation on October 1, 2008, it became liable to payment of Japanese taxes. For the year ended March 31, 2013, net income taxes amounted to ¥44,592 million, an increase of ¥12,659 million, or 39.6%, from ¥31,932 million for the year ended March 31, 2012, due to a decrease of tax-exempted income. As a result, for the year ended March 31, 2013, DBJ’s net income amounted to ¥71,337 million, a decrease of ¥5,976 million, or 7.7%, compared to ¥77,313 million for the year ended March 31, 2012.

Certain Non-Consolidated Financial Measures (prepared under Japanese GAAP)

DBJ’s gross operating profit for the year ended March 31, 2013 amounted to ¥129,450 million, a decrease of ¥3,854 million, or 2.892%, compared to ¥133,304 million for the year ended March 31, 2012. For the year ended March 31, 2013, DBJ’s actual net operating profit amounted to ¥77,934 million, a decrease of ¥18,788 million, or 19.425%, compared to ¥96,723 million for the year ended March 31, 2012.

Capital Ratio

DBJ’s consolidated total capital ratio as of March 31, 2013 as measured pursuant to the standards (international standards) established by the Japanese Ministry of Finance and the Japanese Financial Services Agency, which are based on the standards proposed by the Bank for International Settlements (the “consolidated total capital ratio”), came to 15.52% (on Basel III basis), compared to 18.56% (on Basel II basis) as of March 31, 2012.

Recent Developments Regarding Privatization of DBJ

DBJ was established on October 1, 2008 (by having transferred to it materially all of the assets of the Development Bank of Japan (the predecessor to DBJ) (the “Predecessor”) by way of contribution in kind and assuming materially all of the rights and all of the liabilities of the Predecessor) pursuant to the Development Bank of Japan Inc. Act (Act No. 85 of 2007, as amended) (the “New DBJ Act”), which was passed by the Japanese Diet at its ordinary session on June 6, 2007 and came into effect on June 13, 2007, as part of the reforms of special public institutions promulgated by the Japanese Government under the Act Concerning Promotion of Administrative Reform for Realizing the Simple and Effective Government (Act No. 47 of 2006, as amended), which was approved by the Japanese Diet in May 2006.

As originally enacted, the New DBJ Act contemplated full privatization of DBJ over a period of approximately five to seven years from its establishment on October 1, 2008. During that time period, the New DBJ Act (as originally enacted) provided that the Japanese Government would dispose of all of the common stock of DBJ that it currently owns (the “full privatization”), and that steps would be taken to abolish the New DBJ Act promptly after the full privatization.

In order to make a smooth transition from the financing structure of the Predecessor that relied primarily on financing backed by the Japanese Government credit to a stable financing structure without such backing, during the transition period DBJ is permitted to borrow from the Japanese Government and to issue government-guaranteed bonds. Also, the Japanese Government’s guarantee of the Predecessor’s guaranteed bonds has continued (and will continue) unchanged after its obligations and liabilities thereunder were transferred to DBJ.

DBJ’s crisis response business has been active through the end of March 2011 due to the effects of the global financial and economic crisis that began in autumn 2008. In addition, DBJ commenced crisis response operations relating to the March 2011 earthquake on March 12, 2011 (see “Business – Operations – Crisis Response Business”). Against such background, on June 26, 2009, the Japanese Diet approved the Act for Partial Amendment of the Development Bank of Japan Inc. Act (Act No. 67 of 2009, as amended) (the “Amendment Act”), which, as part of the response to economic and financial crises promulgated by the Japanese Government, enables the Japanese Government to strengthen DBJ’s financial base through capital injections up to the end of March 2012. In accordance therewith, DBJ has increased its capital by ¥103,232 million and ¥77,962 million on September 24, 2009 and March 23, 2010, respectively. In addition, the targeted timing for the full privatization of DBJ has been extended to approximately five to seven years from April 1, 2012 subsequently under the Amendment Act. The targeted timing was further extended to approximately five to seven years from April 1, 2015 in accordance with the Act Concerning Extraordinary Expenditure and Assistance to Cope with Great East Japan Earthquake (Act No. 40 of 2011, as amended) (the “Extraordinary Expenditure Act”). Further, the Amendment Act provides that the Japanese Government is to review the organization of DBJ, including the Japanese Government’s holding of DBJ’s share capital, by the end of the fiscal year ending March 31, 2012, which was extended to the end of the fiscal year ending March 31, 2015 by the Extraordinary Expenditure Act, and until such time, the Japanese Government will not be disposing of its holding of DBJ’s share capital. In addition, the Extraordinary Expenditure Act has enabled the Japanese Government to inject additional capital into DBJ up to the end of March 2015 so that DBJ can smoothly implement its crisis response business. In accordance therewith, DBJ has increased its capital by ¥6,170 million, ¥424 million, ¥10,528 million and ¥8,637 million on December 7, 2011, March 23, 2012, June 6, 2012, and December 6, 2012, respectively.

Relevant provisions of the Supplementary Provisions to the New DBJ Act after the amendment pursuant to the Amendment Act and the Extraordinary Expenditure Act, and the Supplementary Provisions to the Amendment Act after the amendment pursuant to the Extraordinary Expenditure Act, are set out below:

(Excerpt from Supplementary Provisions to the New DBJ Act after the amendment pursuant to the Amendment Act and the Extraordinary Expenditure Act)

Article 2	Disposition of Government-Owned Shares

1.	Pursuant to Article 6, Paragraph 2 of the Act Concerning Promotion of Administrative Reform for Realizing the Simple and Effective Government (Act No. 47 of 2006), the Government shall make efforts to reduce the number of shares held by it in the Corporation (hereinafter in the following Paragraph and the Article 3 of the Supplementary Provisions referred to as “Government-Owned Shares”), taking into account the market situation, and shall dispose all of them in approximately five to seven years from April 1, 2015.

Article 2-2	Capital Contribution by the Government

The Government may make capital contributions to the Corporation, to the extent of the amount approved by the budget, whenever the Government deems necessary for the smooth implementation of the crisis response business, until March 31, 2015.

Article 2-3	Issue of the Government Bonds

1.	The Government may issue the Government Bonds to use for securement of capital that become necessary to secure soundness of financial conditions of the Corporation in performing crisis response business set forth in Article 2, Item (5) of the Japan Finance Corporation Act (Act No. 57 of 2007) (hereinafter referred to as the “crisis response business”), until March 31, 2015.

2.	The Government, as set forth in the immediately preceding Paragraph, shall issue the Government Bonds and deliver them to the Corporation to the extent of the amount approved by the budget.

Article 2-4	Redemption of the Government Bonds

1.	The Corporation may request the redemption of the Government Bonds delivered as set forth in Paragraph 2 of the immediately preceding Article, only within the amount calculated as stipulated by the Ministry of Finance Ordinance that become necessary as the amount of capital in response to the increase of assets related to its crisis response business (limited to those conducted by March 31, 2015).

(Excerpt from Supplementary Provisions to the Amendment Act after the amendment pursuant to the Extraordinary Expenditure Act)

Article 2	Deliberation

1.	By the end of fiscal year 2014, the Government shall review the organization of the Corporation, taking into account the status of investments in Development Bank of Japan Inc. (hereinafter “the Corporation”) under the provisions of Article 2-2 of the Supplementary Provisions to the Development Bank of Japan Inc. Act as amended by this Act (including cases where applied after changing to read in Article 36 of the Act Concerning Extraordinary Expenditure and Assistance to Cope with Great East Japan Earthquake (Act No. 40 of 2011)); the redemption of Government bonds under the provisions of Article 2-4, paragraph 2 of the Supplementary Provisions to the Development Bank of Japan Inc. Act as amended by this Act; the conduct of crisis response business by the Corporation (this refers to crisis response business conducted under the provisions of Article 2, item 5 of the Japan Finance Corporation Act (Act No. 57 of 2007); same hereinafter); and changes in socioeconomic and other circumstances. This review, from a point of view of the Government’s practice of maintaining a certain level of involvement in the Corporation, such as by consistently holding more than one-third of the Corporation’s issued shares, is meant to ensure that the Corporation’s crisis response business are properly implemented; it shall include a consideration of the Corporation’s crisis response business and, based on that, of the Government’s holding of stock in the Corporation. The Government shall take necessary measures based on its findings.

2.	Notwithstanding the provisions of Article 6, paragraph 2 of the Act Concerning Promotion of Administrative Reform for Realizing the Simple and Effective Government (Act No. 47 of 2006) as amended under the provisions of the following Article and of Article 2, paragraph 1 of the Supplementary Provisions to the Development Bank of Japan Inc. Act as amended by this Act, the Government shall not dispose of its shares in the Corporation prior to taking the measures described in the preceding paragraph.

BUSINESS

History

DBJ was established on October 1, 2008 as a joint stock corporation under the Company Act of Japan (Act No. 86 of 2005, as amended) (the “Company Act”), as part of the Japanese Government’s efforts to reform policy finance. DBJ is the successor to the Predecessor. The Predecessor was a governmental financial institution established on October 1, 1999 under the Development Bank of Japan Act.

The Japanese Government currently owns all issued shares of DBJ’s common stock. Under the New DBJ Act, DBJ is subject to the Japanese Government control and supervision primarily through the Minister of Finance. See “– Government Control and Supervision” below.

DBJ is currently in the process of being privatized. See “Recent Developments – Recent Development Regarding Privatization of DBJ”.

Purpose and Authority

DBJ’s name and basic mission are provided by the New DBJ Act. The New DBJ Act provides that DBJ’s purpose is to maintain the foundations of investment and financing functions of long-term business funds, which previously were carried out by the Predecessor, by conducting business activities utilizing the methods of combining investments and financing and other sophisticated financial methodologies, while maintaining the autonomy of management with the goal of realizing full-scale privatization, thereby contributing to smooth supply of funds to those who need long-term business funds, as well as to the sophistication of financial functions.

Under the New DBJ Act, the activities of DBJ include providing loans and guarantees to, and making equity investments in, projects and entities in need of long term business funds. Consistently with the New DBJ Act, DBJ considers whether or not to provide long-term financing and related services to a qualified project or entity in need of long term business funds which meets relevant criteria, including financial viability.

DBJ raises funds mainly by borrowing from the Japanese Government and private financial institutions, and also issuing both Japanese-Government guaranteed bonds and non-guaranteed bonds. DBJ raised funds by borrowing from Japan Finance Corporation (“JFC”) in relation to crisis response business.

Government Control and Supervision

Under the New DBJ Act, DBJ is subject to Japanese Government control and supervision primarily through the Minister of Finance. Such supervision encompasses key matters such as appointment and retention of representative directors, adoption of an annual business plan, adoption of an annual basic policy regarding issuance of bonds and Development Bank of Japan Inc. bonds and borrowings, adoption of annual debt repayment plans, ownership of subsidiaries involved in the financial business (such as banks) and amendment of DBJ’s articles of incorporation. Such key matters are subject to prior approval by the Minister of Finance.

The Minister of Finance also has supervisory powers with regard to DBJ and may require it to make reports as to its operations or examine its books and records whenever he or she deems it necessary. On the basis of any such report or examination, the Minister may issue such orders to DBJ concerning its operations as he or she deems necessary for enforcement of the New DBJ Act.

The Minister of Finance draws up the Japanese Government’s Fiscal Investment and Loan Program (“FILP” or “zaito”) each year which, subject to approval by the Japanese Diet, determines the allocation of funds to public institutions and special corporations such as DBJ. Until such time as DBJ is fully privatized, DBJ is able to issue government guaranteed bonds and borrow from the Japanese Government pursuant to the zaito program. DBJ is also authorized to raise funds from the capital markets without a guarantee from the Japanese Government and also to make long-term borrowings from private financial institutions.

Strategy

Upon its incorporation as a new joint stock corporation, DBJ has formulated a new corporate philosophy with the goal of “applying financial expertise to design the future”. In line with DBJ’s privatization process (see “Recent Developments – Recent Development Regarding Privatization of DBJ”), it formulated a business model with the aim of positioning it as a highly specialized financial institution that provides integrated loan and investment offerings.

To that end, DBJ established its first medium-term management plan for fiscal years 2008 through 2010, named “Challenge 2010: Establishing an Integrated Financial Service for Investments and Loans”, and the financial targets DBJ had set under such plan were broadly met by the end of the period covered by such management plan.

DBJ has established its second medium-term management plan, named “Endeavor 2013”, covering the three years ending March 31, 2014 (the “Management Plan”). Under the Management Plan, DBJ intends to steadily improve management and to strengthen its business base with a view to realising the shape that DBJ intends to reach in the long term. The focal points of the Management Plan are:

(i)	responding to the March 2011 earthquake-related needs in a concentrated manner;

(ii)	prioritising DBJ’s current business focus;

(iii)	driving diversification of DBJ’s operating base; and

(iv)	strengthening DBJ’s investment in personnel.

With these focal points in mind, and with a view to realising certain financial targets for the year ending March 31, 2014 which DBJ has set, DBJ is pursuing the following strategies under the Management Plan:

Implementing an integrated business for lending and investments

DBJ intends to implement a business model integrating both its lending and investment businesses, with a view to providing the most appropriate financing for meeting its customers’ needs. DBJ expects that its focus will principally be on lending and investments in the middle-risk area of business.

Setting of focal business segments and industries

In the near term, DBJ intends to focus in a concentrated manner on the reconstruction and revitalization of businesses affected by the March 2011 earthquake. In addition, DBJ intends to focus on the following areas, with a view to implementing growth strategies for Japan’s future as a whole:

•	Continuing to further support the energy, transportation and urban development industries;

•	Supporting growth areas such as the environmental and healthcare industries;

•	Extending serious efforts towards restructuring and revitalization; and

•	Supporting infrastructure building and regional development.

Further developing the international business

DBJ intends to further develop its international business, with a view to supporting the international growth strategies of its customers. In particular, DBJ intends to strengthen its structured finance capabilities and focus particularly on the Asian region.

Expanding the funding base

DBJ intends to continue to strengthen the base for its own-credit funding. In addition, DBJ also intends to diversify its funding through utilising funding methods such as securitisations.

Strengthening the non-asset business

DBJ intends to diversify its source of fee-based business.

Strengthening investments in personnel

DBJ intends to increase its personnel in relation to its core and new businesses, and intends to develop professional personnel that are best suited to its core businesses. DBJ also intends to further strengthen its education of younger personnel.

Further improving administrative processes and risk management

DBJ intends to further improve its administrative processes and risk management platform, with a view to ensuring that appropriate processes and structures are in place for pursuing its focal businesses.

Operations

The New DBJ Act provides that DBJ’s purpose is to maintain the foundations of investment and financing functions of long-term business funds, which previously were carried out by the Predecessor, by conducting business activities utilizing the methods of combining investments and financing and other sophisticated financial methodologies, while maintaining the autonomy of management with the goal of realizing full-scale privatization, thereby contributing to smooth supply of funds to those who need long-term business funds, as well as to the sophistication of financial functions.

Under its articles of incorporation, DBJ may, among other things, accept deposits, lend money, make capital contributions, guarantee the due performance of debts and obligations, sell and purchase securities, lend securities and acquire or transfer monetary claims.

DBJ is principally involved in the lending, investment, consulting and advisory businesses. In its lending business, DBJ provides not only traditional senior loans to corporations, but also provides lending which utilize financial expertise such as structured finance and non-recourse loans, which meet the diversifying funding requirements of customers. In the year ended March 31, 2013, the level of new lending (including lending related to its crisis response business and investments in corporate bonds) made by DBJ amounted to ¥2,524.5 billion on a non-consolidated basis. As of March 31, 2013, the outstanding balance of DBJ’s loans (including investments in corporate bonds) on a non-consolidated basis amounted to ¥14,552.3 billion.

In its investment business, DBJ provides risk capital (including by investments through funds, mezzanine and equity finance) appropriate for the challenges faced by its customers such as business expansion, growth strategy and strengthening of financial base, based on a long-term perspective. In the year ended March 31, 2013, the level of new investments made by DBJ amounted to ¥127.8 billion on a non-consolidated basis. As of March 31, 2013, the outstanding balance of DBJ’s investments (including investments in securities, money trusts and funds) on a non-consolidated basis amounted to ¥442.6 billion.

In its consulting and advisory business, DBJ utilizes the networks cultivated by the Predecessor in providing consulting and advisory support to customers in a wide variety of industries and business sizes, for example in relation to increasing their competitiveness, as well as to projects which contribute to the revitalization of regional economies.

The following table sets forth, as of the dates indicated, the total amounts of outstanding loans made by DBJ by industry of the borrowers, prepared on a consolidated basis in accordance with Japanese GAAP and Japan Standard Industry Classification:

As of March 31, 2012(2)
(in millions of yen)
Domestic offices(3) (excluding Japan offshore banking accounts)
Manufacturing	¥3,465,965
Agriculture and forestry	1,235
Fisheries	—
Mining and quarrying of stone and gravel	59,554
Construction	44,670
Electricity, gas, heat supply and water	2,333,525
Information and communications	577,996
Transport and postal activities	3,001,539
Wholesale and retail trade	1,102,599
Finance and insurance	551,116
Real estate and goods rental and leasing	2,123,173
Services, n.e.c.(4)	366,439
Local public bodies	17,652
Others	—

Subtotal (domestic offices)	¥13,645,469

Overseas offices(5) and offshore banking accounts
Governments	—
Financial institutions	—
Others	—

Subtotal (overseas offices)	¥—

Total	¥13,645,469

As of March 31, 2013
(in millions of yen)
Domestic offices(3) (excluding Japan offshore banking accounts)
Manufacturing	¥3,406,497
Agriculture and forestry	1,236
Fisheries	—
Mining and quarrying of stone and gravel	63,028
Construction	50,631
Electricity, gas, heat supply and water	2,831,981
Information and communications	455,501
Transport and postal activities	2,810,231
Wholesale and retail trade	1,083,252
Finance and insurance	567,014
Real estate and goods rental and leasing	2,209,943
Services, n.e.c.(4)	381,728
Local public bodies	13,126
Others	4,702

Subtotal (domestic offices)	¥13,878,574

Overseas offices(5) and offshore banking accounts
Governments	—
Financial institutions	—
Others	¥39,649

Subtotal (overseas offices)	¥39,649

Total	¥13,918,224

Notes:

(1)	Classification of loans by industry is based on the “Japan Standard Industrial Classification” defined by the Ministry of Internal Affairs and Communications applicable as of the relevant dates.
(2)	DBJ has, in the fiscal year ended March 31, 2013, reviewed the borrowers’ industry in line with the nature of the borrower and the nature of the loans, and reclassified the borrowers’ industries. The figures in the above table in respect of March 31, 2012 have been restated to conform to the new classification.
(3)	“Domestic offices” means DBJ and its domestic consolidated subsidiaries.
(4)	“n.e.c.” stands for “not elsewhere classified”.
(5)	“Overseas offices” means DBJ’s overseas consolidated subsidiaries. Note, DBJ does not have an overseas branch.

In addition, as of March 31, 2012 and 2013, DBJ’s guarantee obligations on a non-consolidated basis amounted to ¥128,518 million and ¥155,753 million, respectively.

Allowance for Loan Losses

DBJ makes allowances for loan losses on the following bases:

•

The allowance for claims on debtors who are legally bankrupt, in special liquidation or effectively bankrupt is provided for based on the amount of claims, after write-off, net of amounts expected to be collected through disposal of collateral or execution of guarantees.

•

The allowance for claims on debtors who are not legally bankrupt at the moment, but likely to become bankrupt for which future cash flows cannot reasonably be estimated is provided for the amount considered to be necessary based on an overall solvency assessment performed on the claims, net of amounts expected to be collected through disposal of collateral or execution of guarantees.

•

With respect to the claims on debtors who are likely to become bankrupt or to be closely monitored, and for which future cash flows can reasonably be estimated, the allowance is provided for as the difference between the present value of expected future cash flows discounted at the contracted interest rate and the carrying value of the claims.

•

The allowance for claims on debtors other than those described above is provided for based on the historical default rate, which is calculated based on the actual defaults over a certain historical period (the average financing period for DBJ).

All claims are assessed initially by the investment and lending departments and then by the Credit Analysis Department, which is independent from the investment and lending departments, based on internal policies for self-assessment of credit quality. The allowance is provided based on the results of the self-assessment.

As of March 31, 2012 and 2013, DBJ’s allowance for loan losses totalled ¥151,448 million and ¥147,414 million, respectively.

Non-performing Loans

In cases where borrowers are unable to meet payments on their loans, DBJ may revise the terms of repayment in cooperation with other lenders.

DBJ has introduced self-assessment standards (“jiko satei kijun”) to assess the credit quality of its assets in accordance with the Financial Inspection Manual of the Financial Services Agency and discloses its non-performing loans calculated under the Banking Act of Japan (Act No. 59 of 1981, as amended) (the “Banking Act”), as well as the Act of the Emergency Measures for the Revitalization of the Functions of the Financial System of Japan (Act No. 132 of 1998, as amended) (the “Financial Revitalization Act”) although DBJ is not subject to the Banking Act nor the Financial Revitalization Act. For example, where loans to bankrupt or essentially bankrupt borrowers are covered by collateral or guarantees, the loan amount is directly reduced by deducting the amount of the loan that is not deemed to be covered by the assessed value of the collateral and/or the amounts deemed to be recoverable through guarantees, from the amount of the loan.

DBJ assesses its loans in accordance with disclosure requirements which are based, in all material respects, on those set forth in the Banking Act. The following table sets forth the principal amount of non-performing loans of DBJ outstanding as of the dates indicated, calculated pursuant to the Banking Act disclosure requirements, which are set forth in the notes to the table. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP.

	As of March 31,
	2012	2013
	(in millions of yen/percent)
Loans to bankrupt debtors(2)	¥10,686	¥4,927
Delinquent loans(3)	136,477	118,360
Loans past due three months or more(4)	—	271
Restructured loans(5)	52,782	47,870

Total non-performing loans	¥199,946	¥171,430

Percentage against the total loans outstanding	1.47%	1.23%

Notes:

(1)	The amounts of loans indicated above are stated as gross amounts, before reduction of allowance for loan losses.
(2)	“Loans to bankrupt debtors” represent non-accrual loans to debtors who are legally bankrupt as defined in Article 96-1-3 and 4 of the Japanese Tax Law Enforcement Regulation.
(3)	“Delinquent loans” represent non-accrual loans other than (i) Loans to bankrupt debtors and (ii) Loans whose interest payments are deferred in order to assist or facilitate the restructuring efforts of borrowers in financial difficulty.
(4)	“Loans past due three months or more” are loans whose principal or interest payment is three months or more past due and do not fall under the category of “Loans to bankrupt debtors” or “Delinquent loans”.
(5)	“Restructured loans” are loans whose repayment terms have been modified to the advantage of debtors through means such as reduction or exemption of interest rates, postponement of principal and interest payments, and forgiveness of loans to support or restructure the debtors’ businesses, and do not fall under the category of “Loans to bankrupt debtors”, “Delinquent loans”, or “Loans past due three months or more”.

In addition, DBJ voluntarily assesses its loans in accordance with disclosure requirements which are based, in all material respects, on those set forth in the Financial Revitalization Act in accordance with which the Japanese commercial banks generally disclose information in relation to their loans. The following table sets forth non-performing loans of DBJ outstanding as of the dates indicated, calculated pursuant to the Financial Revitalization Act disclosure requirements, which are set forth in the notes to the table. The amounts listed in the table below reflect the amounts in DBJ’s non-consolidated financial statements prepared pursuant to Japanese GAAP.

	As of March 31,
	2012	2013
	(in millions of yen/percent)
Loans to borrowers in bankruptcy or quasi-bankruptcy(3)	¥10,944	¥6,235
Loans to borrowers with imminent bankruptcy(4)	136,679	114,632
Loans requiring special attention for recovery(5)	52,782	48,142

Subtotal	¥200,406	¥169,010

Percentage against the total loans outstanding	1.44%	1.19%
Normal loans(6)	¥13,677,531	¥14,045,343

Total loans outstanding	¥13,877,937	¥14,214,353

Notes:

(1)	The amounts in the above table are rounded to the nearest 1 million yen.
(2)	The figures in the above table reflect partial direct write-offs.
(3)	Loans to financially failed borrowers, who are subject to bankruptcy, corporate reorganization or other similar proceedings, as well as loans similar thereto.
(4)	Loans to borrowers who have not financially failed, but the financial condition and operating results have deteriorated and are likely to default on contractually mandated payment of principal and/or interest.
(5)	Comprised of (i) loans for which principal and/or interest payments are three months or more past due (excluding loans that are included in “Loans to borrowers in bankruptcy or quasi-bankruptcy” and “Loans entailing risk”), and (ii) restructured loans the terms of which have been modified by DBJ to grant concessions to borrowers in financial difficulties in order to assist such borrowers’ restructuring and to expedite collection of such loans (excluding loans that are included in “Loans to borrowers in bankruptcy or quasi-bankruptcy”, “Loans entailing risk” and “Loans for which principal and/or interest payments are three months or more past due”).
(6)	Other than those set forth in (3), (4) and (5) above, loans to borrowers whose financial condition and operating results are deemed to have no material defects.

The following table breaks down DBJ’s outstanding non-performing loans by industry calculated and disclosed under the Banking Act. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP.

As of March 31, 2012(2)
(in 100 millions of yen)
Manufacturing	¥296
Agriculture and forestry	—
Fisheries	—
Mining and quarrying of stone and gravel	—
Construction	50
Electricity, gas, heat supply and water	49
Information and communications	18
Transport and postal activities	215
Wholesale and retail trade	190
Finance and insurance	46
Real estate and goods rental and leasing	695
Services, n.e.c.(3)	438
Local public bodies	—
Others	—

Total	¥1,999

As of March 31, 2013
(in 100 millions of yen)
Manufacturing	¥329
Agriculture and forestry	—
Fisheries	—
Mining and quarrying of stone and gravel	—
Construction	47
Electricity, gas, heat supply and water	34
Information and communications	13
Transport and postal activities	231
Wholesale and retail trade	152
Finance and insurance	42
Real estate and goods rental and leasing	592
Services, n.e.c.(3)	270
Local public bodies	—
Others	—

Total	¥1,714

Notes:

(1)	Classification of non-performing loans by industry is based on the “Japan Standard Industrial Classification” defined by the Ministry of Internal Affairs and Communications applicable as of the relevant dates.
(2)	DBJ has, in the fiscal year ended March 31, 2013, reviewed the borrowers’ industry in line with the nature of the borrower and the nature of the loans, and reclassified the borrowers’ industries. The figures in the above table in respect of March 31, 2012 have been restated to conform to the new classification.
(3)	“n.e.c.” stands for “not elsewhere classified”.

Third-Sector Corporations

DBJ invests in and finances projects of public use and interest run by local government organizations referred to as “third sector corporations”. Though there is no clear definition of this term, DBJ uses it to refer to corporations in which local government organizations have invested or subscribed for shares, whose securities are not listed on any securities exchange or quoted in any over-the-counter market, that carry out projects with significant civic importance and public benefits. DBJ finances projects such as those involving railways, airport terminals, cable television broadcasters and urban development, including underground parking lots, urban redevelopment and international conference halls. Because these projects tend to require a long period of time for investments to generate returns, they do not easily attract private corporation participants.

The ratio of non-performing loans in the third-sector is relatively high compared to DBJ’s loan operations in general due to the fact that in general the third-sector businesses have a highly public nature and require a long period of time to recoup investments. In addition, there has been some decrease in revenue performance resulting from economic stagnation. DBJ makes efforts to maintain its primary policy of conducting its third-sector loan operations in collaboration with related parties, including local public authorities.

The following table shows more detailed information of DBJ’s non-performing loans to third-sector corporations. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP:

	As of March 31,
	2012	2013
	(in 100 millions of yen/percent)
Loans to bankrupt debtors	¥1	¥0
Delinquent loans	184	107
Loans past due three months or more	—	—
Restructured loans	194	279

Total (A)	¥379	¥388

Outstanding loans to the third-sector (B)	¥6,117	¥4,120
Ratio of outstanding loans = (A)/(B)	6.21%	9.42%

Credit Related Costs (Gains)

The following table sets forth certain information of DBJ’s credit related costs or gains. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP:

	For the year ended March 31,
	2012	2013
	(in 100 millions of yen)
Amount transferred to (from) the general allowance for loan losses	¥(204)	¥88
Amount transferred to the specific allowance for loan losses	218	15

Subtotal	14	104

Write-off of loans	51	0
Losses (gains) from disposals of loans	(3)	(1)
Amount transferred to the allowance for contingent losses	(7)	1

Subtotal	55	104

Repayment of loans written off	(101)	(71)

Total sum of credit related costs	¥(45)	¥32

Crisis Response Business

The policy finance reforms promulgated by the Japanese Government under the Basic Policy on the Reform of Policy Finance adopted by the cabinet in December 2005 establishes a crisis response system that enables financial institutions which are recognized as “designated financial institutions” to deal with financing for any damage caused by domestic or international turmoil in the financial system, massive natural disasters, acts of terrorism or epidemic of infectious diseases in a prompt and smooth manner by utilizing loans from JFC.

Upon its establishment, DBJ was designated as a “designated financial institution” which deals with the “Crisis Response Business”. Under the Japan Finance Corporation Act (Act No. 57 of 2007, as amended), which established JFC, the Crisis Response Business may be conducted by designated financial institutions, with JFC providing funds and support in respect of certain of the risks involved in such business.

On December 11, 2008, the Japanese Government declared that the international financial turmoil being experienced amounted to a crisis which should be dealt with under the crisis response system, and DBJ commenced its Crisis Response Business in relation to such international financial turmoil (the “Financial Crisis Response Business”). Whereas the Financial Crisis Response Business came to an end as of March 31, 2011, the Japanese Government certified the earthquake and tsunami that struck northeast Japan on March 11, 2011 (the “March 2011 earthquake”) as a crisis and DBJ commenced the Crisis Response Business relating to the March 2011 earthquake on March 12, 2011. The Crisis Response Business conducted by DBJ targets large and medium-sized enterprises which are temporarily experiencing worsening business performance and funding difficulties due to the relevant crisis, but in the medium to long term are expected to recover their previous levels of business performance and develop further, or are otherwise expected to improve their funding and stabilize their business performance.

Under the Crisis Response Business, JFC (funded by Fiscal Investment and Loan Program (FILP) loans from the Japanese Government and through issuance of government-guaranteed debt) provides short-term and long-term loans to designated financial institutions such as DBJ, which in turn either purchases commercial paper issued by the relevant large and medium-sized enterprises, or provides loans to such enterprises. Certain of the exposure to such enterprises by designated financial institutions are covered (in the case of the occurrence of certain specified credit events) by an indemnity from JFC, for which designated financial institutions must pay a fee to JFC. From the commencement of its Crisis Response Business to March 31, 2013, new loans extended by DBJ in respect of its Crisis Response Business amounted to ¥4,887.7 billion (1,115 borrowers) (DBJ having received the benefit of an indemnity from JFC (or was intending to apply for such indemnity) in respect of ¥268.3 billion (47 cases)), and commercial paper purchased by DBJ in relation to its Crisis Response Business amounted to ¥361.0 billion (68 issuers). As of March 31, 2013, the outstanding borrowing from JFC amounted to ¥3,907.3 billion in relation to the Crisis Response Business.

From the commencement of the Crisis Response Business relating to the March 2011 earthquake on March 12, 2011 to July 31, 2013, new loans extended by DBJ in respect of such March 2011 earthquake-related Crisis Response Business amounted to ¥1,497.0 billion (152 borrowers) (DBJ having received the benefit of an indemnity from JFC (or was intending to apply for such indemnity) in respect of ¥1.9 billion (7 cases)).

In April 2009, the Japanese Government announced that an aggregate of ¥15 trillion will be used towards the Financial Crisis Response Business relating to medium-sized and large businesses. The supplementary national budget incorporating such amount was passed by the Japanese Diet in May 2009, and the Amendment Act passed in June 2009 provided for the strengthening of DBJ’s financial base in order to enable the smooth operation of the Financial Crisis Response Business by DBJ. Pursuant thereto, DBJ’s capital was increased by ¥103,232 million (2,064,640 shares of DBJ’s common stock, issued by way of third party allotment to the Japanese Government) in September 2009, and by ¥77,962 million (1,559,240 shares of DBJ’s common stock, issued by way of third party allotment to the Japanese Government) in March 2010. On May 2, 2011, the Japanese Diet passed the Extraordinary Expenditure Act which enables the Japanese Government to inject additional capital into DBJ until the end of March 2015 so that DBJ can smoothly implement its Crisis Response Business, including in relation to the March 2011 earthquake. In accordance therewith, DBJ has increased its capital by ¥6,170 million, ¥424 million, ¥10,528 million and ¥8,637 million on December 7, 2011, March 23, 2012, June 6, 2012 and December 6, 2012, respectively.

Sources of Funds (on a Non-consolidated Basis)

DBJ’s sources of funds consist of its capital, borrowings from the government and private financial institutions, issuance of bonds and internally generated funds such as loan recoveries. Furthermore, DBJ raises funds by borrowings from JFC in relation to the Crisis Response Business.

Pursuant to the New DBJ Act, the basic policy which sets the upper limit of the aggregate amount of debt securities to be issued and long-term borrowings to be made shall be authorized by the Minister of Finance prior to the beginning of each fiscal year. The following table sets forth the outstanding amount of DBJ’s borrowings and bonds as of the dates indicated:

	As of March 31,
	2012	2013
	(in 100 millions of yen)
Long-term borrowings from the Government	¥45,772	¥44,660
Domestic government-guaranteed bonds	11,630	12,730
Overseas government-guaranteed bonds	10,895	11,722

Subtotal	68,298	69,113

Non-guaranteed bonds issued prior to October 1, 2008	8,820	6,120
Non-guaranteed bonds issued on or after October 1, 2008	5,413	8,637

Long-term borrowings from other than the Government(1)	45,907	49,490

Total	¥128,464	¥133,374

Note:

(1)	Of this, long-term borrowings from JFC amounted to ¥37,113 hundred million as of March 31, 2012 and ¥39,073 hundred million as of March 31, 2013.

The following table sets forth funds raised or expected to be raised by DBJ for the periods indicated. The figures for the year ended March 31, 2013 are actual figures, while those in respect of the year ending March 31, 2014 are budgeted numbers.

	For the year ended March 31, 2013 (Actual)		For the year ending March 31, 2014 (Budget)(1)
	(in 100 millions of yen)
Long-term borrowings from the Government	¥6,000		¥3,000
Domestic government-guaranteed bonds	1,600		2,000
Overseas government-guaranteed bonds	1,351		1,500

Subtotal	8,951		6,500

Non-guaranteed bonds issued on or after October 1, 2008	3,866		4,000

Long-term borrowings from other than the Government	8,683	(2)	2,600

Other	5,022		9,400

Total	¥26,524		¥22,500

Notes:

(1)	This represents the initial budget at the commencement of the financial year and the first supplementary budget, and does not include any amount budgeted in respect of the Crisis Response Businesses.
(2)	Of this, long-term borrowings from JFC in relation to DBJ’s Crisis Response Business amounted to ¥5,907 hundred million.

Capital Adequacy

Based on amended rules with respect to minimum capital requirements by The Bank for International Settlements, new guidelines for capital adequacy were introduced in Japan by the Japanese Ministry of Finance and the Japanese Financial Services Agency from March 31, 2013 (referred to as “Basel III” guidelines; previous such guidelines, in effect from March 31, 2007, being referred to as “Basel II” guidelines). Such guidelines apply to financial institutions that handle deposits, including banks, credit associations, credit cooperatives and other institutions, and although DBJ is not directly subject to these requirements, it has elected to comply, with a view to enhancing risk management.

DBJ calculates its capital adequacy ratios using the international standards pursuant to Basel III guidelines, and its consolidated total risk-adjusted capital ratio, total Tier I ratio and common equity Tier I ratio as of March 31, 2013 amounted to 15.52%, 14.96% and 14.93%, respectively. DBJ’s consolidated total risk-adjusted capital ratio calculated pursuant to Basel II guidelines as of March 31, 2012 was 18.56%, but due to factors such as an increase in risk assets, its consolidated total risk-adjusted capital ratio calculated pursuant to Basel III guidelines as of March 31, 2013 has declined to 15.52%.

Set forth below is a schedule of risk-adjusted assets and details of qualifying capital of DBJ determined on a consolidated basis (as measured pursuant to the Basel III guidelines (international standards)) as of March 31, 2013:

As of March 31, 2013
(in 100 millions of yen/percent)
Tier I capital:
Common equity Tier 1 capital	¥24,270
Additional Tier 1 capital	53

Tier I capital	24,323
Tier II capital	906

Total qualifying capital (D) ((A) + (B) – (C))	25,230

Risk-adjusted assets:
Credit risk assets	160,070
Operational risk equivalent amount / 8%	2,482

Total risk-adjusted assets	162,553

Total capital ratio	15.52%
Tier I capital ratio	14.96%
Common equity Tier I capital ratio	14.93%

Set forth below is a schedule of risk-adjusted assets and details of qualifying capital of DBJ determined on a consolidated basis (as measured pursuant to the Basel II guidelines (international standards)) as of March 31, 2012:

As of March 31, 2012
(in 100 millions of yen/percent)
Tier I capital:
Capital	¥11,877
Additional paid-in capital	10,604
Retained earnings (losses)	1,596
Minority interests in consolidated subsidiaries	36
Planned distribution of income (payment to national treasury)	(373)
Revaluation loss on other securities	—

Total qualifying Tier I capital (A)	23,741

Tier II capital:
Unrealized gains on other securities after 55% discount	130
General reserve for possible loan losses	585

Subtotal	716

Tier II capital included as qualifying capital (B)	716

Deductions (C)	5,325

Total qualifying capital (D) ((A) + (B) – (C))	¥19,132

Risk-adjusted assets:
On-balance sheet items	¥97,402
Off-balance sheet items	3,010

Credit risk assets (E)	100,413

Assets related to operational risk equivalent amount (F) ((G)/8%)	2,632
(Reference: Operational risk equivalent amount (G))	210

Total risk-adjusted assets (H) ((E) + (F))	103,046

Total risk-adjusted capital ratio ((D)/(H))	18.56%
Total Tier I ratio ((A)/(H))	23.03%

Risk Management

To ensure management soundness and safety, as well as raise corporate value, DBJ works to manage risk appropriately in line with specific business and risk characteristics. Controlling risk is an issue of utmost importance, and therefore DBJ has established risk management processes and methods.

From the standpoint of comprehensive risk management, DBJ has established a Risk Management Department, which is overseen by a director in an official capacity. DBJ seeks to control its total risk within a specified target range. In addition, DBJ has set risk guidelines for each risk category to help manage total risk.

Risk Management System

DBJ conducts risk management from the perspectives of maintaining financial soundness and improving operational efficiency, which are the prerequisites to ongoing operational viability. To ensure appropriate management of individual risk categories, DBJ has developed a risk management system that clarifies which department is responsible for each type of risk. The Risk Management Department oversees comprehensive asset/liability and risk management activities. The ALM & Risk Management Committee, consisting of DBJ’s executives, deliberates on important matters concerning risks and conducts regular monitoring, in line with the basic policy related to comprehensive risk management approved by the Board of Directors.

Credit Risk Management

Credit risk refers to the risk of sustaining losses resulting from a decline in the value of assets due to deterioration in the financial condition of the borrower. Credit risk management requires credit management of individual loans as well as bankwide portfolio management.

Credit Administration of Individual Loans

When making an investment or loan, DBJ examines the entity’s project viability and the project’s profitability from a fair and neutral standpoint, as well as its benefits. DBJ also has an internal borrower rating system. DBJ is not subject to the Banking Act or the Financial Revitalization Act but carries out independent asset assessments in line with internal policies for self-assessment of credit quality based on the Financial Services Agency’s Financial Inspection Manual. The results of self-assessments are subject to an audit by an auditing corporation and are reported to the management. Credit risk and amounts are monitored to confirm they are within the limits established for individual borrowers. The sales and credit analysis departments hold separate roles in the screening and administering of credit for individual loans and each department keeps the operations of the other in check. The Committee on Investment and Loan Decisions meets as needed to deliberate important issues concerning the management and governance of individual loans. These mutual checking functions serve to ensure the appropriateness of lending operation and management environment.

Portfolio Management

DBJ performs a comprehensive analysis of data based on borrower ratings, and calculates the loan portfolio’s overall exposure to credit risk. Credit risk exposure can be classified as (i) expected loss (EL), the average loss expected during a specific loan period; and (ii) unexpected loss (UL), the maximum loss that could incur at a certain rate of probability. The EL and UL calculations are reported to the ALM & Risk Management Committee. Monitoring the situation and considering countermeasures allow DBJ to control risk and devise effective measures to improve risk return.

Market and Liquidity Risk Management

Market Risk

Market risk can be broadly classified into interest rate risk, exchange risk and stock market risk. Market risk describes the risk of loss from fluctuations in the value of assets or liabilities (including off-balance sheet items), owing to changes in interest rates, exchange rates, stock markets and various other markets. DBJ divides these risks broadly into interest rate risk and exchange risk.

(a) Interest Rate Risk

Interest rate fluctuations can create mismatches on rates of interest on assets and liabilities or on interest periods, creating the risk of reduced profits or the risk of losses. Interest rate risk can reduce the economic value of DBJ’s assets or interest income. DBJ calculates and analyzes risk exposure with cash flow ladder analyses (gap analysis), value at risk (VaR), interest rate sensitivity analyses (basis point value), and other methods. A portion of the interest rate risk associated with lending operations is covered through interest rate swaps, which are used solely for hedging purposes. DBJ does not have any trading-related risk because it does not engage in trading (specified transactions).

(b) Exchange Risk

Exchange risk is the risk of loss due to unexpected shifts in exchange prices, and this risk affects entities holding a net excess of assets or liabilities denominated in foreign currencies. Exchange risk entails the possibility of a decline in the economic value of DBJ’s assets due to the impact of changes in currency exchange rates. DBJ’s exchange risk derives from foreign currency investment and financing and issuing foreign currency bonds. DBJ uses currency swaps and other instruments to hedge this risk. DBJ manages counterparty risk in swap transactions, the risk that the counterpart in the swap transaction will be unable to fulfill its obligation, by continually monitoring the creditworthiness of all counterparties, and by diversifying transactions among several institutions.

Liquidity Risk

Liquidity risk is the risk of a mismatch occurring in the periods when funds are used and raised, causing unexpected differences in the flow of funds (cash liquidity risk). This situation makes securing funds difficult and creates situations in which interest rates on borrowed funds are substantially higher than usual rates. At such times, because of market complexities, entities in these circumstances may become unable to participate in market transactions, compelling them to conduct transactions under substantially less favorable terms than otherwise would be the case. The risk of losses for these reasons is known as market liquidity risk.

As its main methods of acquiring funds, in addition to issuing corporate bonds and taking out long-term loans, DBJ relies on the stable procurement of long-term funds from the government’s Fiscal Investment and Loan Program (FILP) and government-guaranteed bonds rather than on short-term funds such as deposits. To meet unexpected short-term funding requirements, funds on hand are used, taking security and liquidity into consideration. Overdraft lines of credit have been established with multiple other financial institutions. Additionally, DBJ maintains daytime liquidity by using the Bank of Japan’s Real Time Gross Settlement (RTGS), whereby settlements are made instantly for each transaction. Every effort is made to ensure that settlement conditions are managed appropriately. In addition to credit risk, the ALM & Risk Management Committee deliberates DBJ’s market risk and liquidity risk.

Operational Risk Management

DBJ defines operational risk as the risk of loss arising from internal processes, people or systems that are inappropriate or nonfunctioning, or from external events. DBJ works to establish a risk management system to minimize risk and prevent potential risks from materializing. The General Risk Management Committee has been established to deliberate topics concerning operational risk management. Within operational risk management, DBJ conducts operational risk management and systems risk management as described below.

Operational Risk Management

Operational risk refers to the risk of sustaining losses resulting from employees neglecting to perform their duties correctly or from accidents, fraud, and the like. To reduce or prevent operational risk, DBJ prepares manuals, performs checks on administrative procedures, provides education and training and uses systems to reduce the burden of administrative duties.

System Risk Management

System risk refers to the risk of loss due to a computer system breakdown or malfunction, system defects, or improper computer usage. To properly manage systems risk, DBJ has implemented the following internal processes to optimize system risk management. The Information Resources Department is responsible for managing DBJ’s system risk centrally, based on its system risk management regulations. By determining security standards from a variety of viewpoints, from information system planning and development to operation and use, the department extends the risk management system bankwide, and addresses appropriate system risk management operations.

Competition

Prior to October 1, 2008, the laws relating to the Predecessor provided that, in conducting its operations, the Predecessor should supplement or encourage financing activities by commercial financial institutions and not to compete with them, as well as that the Predecessor might only make loans and/or provide guarantees to any business where the execution of such business through procurement of funds or investment on commercial terms from parties other than the Predecessor would be difficult.

However, since October 1, 2008, DBJ’s objective has been changed under the New DBJ Act (See “Business – Purpose and Authority”).

Currently, general financial institutions are broadly divided into commercial banks, which provide mainly senior loans, and other financial institutions such as private equity funds and certain investment banks which provide mezzanine and equity funding. DBJ believes that it is differentiated from both types of financial institutions through its ability to provide both types of services in an integrated manner at a reasonable scale. It also believes that its business model enables it to appropriately share risks with commercial banks which extend senior loans, which it believes make it less prone to competition with so-called “mega banks” in Japan.

However, competition in the domestic and international financial services markets has become extremely competitive, and a number of financial institutions have a competitive advantage over DBJ in terms of assets and numbers of customers, branches and employees, and it is expected that the competition relating to DBJ’s businesses will become increasingly intense.

Legal Proceedings

There are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which DBJ is aware) during the 12 months preceding the date of this document which may have or has had in the recent past significant effects on the financial position or profitability of DBJ or the Group.

Employees

As of March 31, 2013, DBJ employed 1,315 employees on a consolidated basis.

Subsidiaries and Affiliates

As of March 31, 2013, DBJ had 21 consolidated subsidiaries, as well as 26 non-consolidated subsidiaries (none of which was accounted for by the equity method) and 105 affiliates (17 of which were accounted for by the equity method). In addition, as of the same date, DBJ owned greater than 20% but less than a majority of the voting rights of 11 companies, which were not considered to be affiliates because DBJ made these investments as part of its financing operations and did not intend to obtain the ability to exercise significant influence on their operating and financing policies. The following table sets forth certain information about DBJ’s consolidated subsidiaries as of March 31, 2013:

Name	Paid-in capital	Capital owned directly or indirectly by DBJ(1)	Principal business
	(in millions of yen, unless otherwise indicated)	(percent)
Consolidated Subsidiaries

DBJ Business Investment Co., Ltd.	¥40	100.0%	Investment consulting

New Business Investment Co., Ltd.	99	100.0	Investment in entities engaged in new businesses

DBJ Credit Line, Ltd.	50	100.0	Acquisition of trust certificates, administration and direction of trusts

Japan Economic Research Co., Ltd.	479	100.0	Research, consulting and advisory

DBJ Singapore Limited	Singapore dollar 1 million	100.0	Investment and lending support, advisory

DBJ Europe Limited	Euro 7 million	100.0	Investment and lending support, advisory

DBJ Real Estate Co., Ltd.	80	100.0	Real estate leasing

DBJ Investment Advisory Co., Ltd.	68	50.6	Investment advisory and agency business

DBJ Corporate mezzanine partners Co., Ltd.	3	100.0	Administration of investment partnership

UDS Corporate Mezzanine Investment Limited Liability Partnership(2)	29,614	50.0 (0.0)	Investment partnership

UDS Corporate Mezzanine No. 3 Investment Limited Liability Partnership(2)	35,240	50.0 (0.0)	Investment partnership

Asuka DBJ Investment Limited Liability Partnership(2)(3)	6,680	49.4	Investment partnership

DBJ Capital Co., Ltd.	99	100.0	Administration of investment partnership

DBJ Capital Investment Fund No.1(2)	1,032	100.0 (0.0)	Investment partnership

DBJ New Business Investment Fund(2)	1,786	100.0	Investment partnership

DBJ Capital Investment Fund No.2(2)	1,600	100.0 (0.0)	Investment partnership

DBJ Securities Co., Ltd.	500	66.7	Investment partnership

Name	Paid-in capital	Capital owned directly or indirectly by DBJ(1)	Principal business
	(in millions of yen, unless otherwise indicated)	(percent)
DBJ Asset Management Co., Ltd	100	100.0	Investment management, investment advisory and agency business

Urban Redevelopment Private Fund Investment Limited Liability Partnership	30,869	50.5 (1.0)	Investment partnership

Green Asset Investment Special Purpose Company(4)	20,000	—	Real estate leasing

GREIS Corporation(2)	U.S. dollar 7 million	100.0	Investment in investment partnership

Notes:

(1)	Figures in parentheses denote indirect ownership.
(2)	Capital owned indicates percentage investment.
(3)	Accounted for as a consolidated subsidiary, despite the ownership being less than 50%, due to DBJ’s effective control.
(4)	Accounted for as a consolidated subsidiary, despite not having any voting rights, due to DBJ’s effective control.

MANAGEMENT

DBJ’s board of directors has the ultimate responsibility for the administration of its affairs. DBJ’s articles of incorporation provide for a board of directors of not more than 13 directors and provide for not more than five corporate auditors. All directors and corporate auditors are elected by DBJ’s shareholders at general meetings of shareholders (currently, the Japanese Government is the sole shareholder), but the election of each corporate auditor is subject to approval of the Minister of Finance pursuant to the New DBJ Act. The normal term of office for directors is one year, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors shall elect from among its members, a President and Chief Executive Officer, and may elect from among its members, a Chairman of the Board and one or more Deputy Presidents, Executive Directors and Managing Directors. The board of directors also elects one or more representative directors from among its members, but such election is subject to approval of the Minister of Finance. Each representative director has the authority to represent DBJ in the conduct of its affairs.

The corporate auditors form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors that year. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of DBJ’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties.

DBJ is required to appoint independent auditors, who have the statutory duties of examining the financial statements, prepared on a basis consistent with accounting principles generally accepted in Japan, to be submitted to the shareholders by directors, and preparing their audit report thereon. Deloitte Touche Tohmatsu LLC are DBJ’s independent auditors.

The names of the directors and corporate auditors of DBJ as at the date of this document are as follows:

Name	Title	Principal Activities outside DBJ
Directors

Toru Hashimoto(1)	President and Chief Executive Officer	—

Hideto Fujii(1)	Deputy President	—

Masanori Yanagi(1)	Deputy President	—

Hajime Watanabe	Managing Executive Officer	—

Masaaki Komiya	Managing Executive Officer	—

Toshiaki Ido	Managing Executive Officer	—

Susumu Kusano	Managing Executive Officer	—

Akio Mimura(2)	Director	Senior Advisor of Nippon Steel & Sumitomo Metal Corporation

Kazuo Ueda(2)	Director	Professor, Faculty of Economics, The University of Tokyo

Corporate Auditors

Takeshi Kobayashi	Standing Corporate Auditor	—

Kosuke Takahashi	Standing Corporate Auditor	—

Kazuyoshi Arakawa(3)	Standing Corporate Auditor	—

Makoto Ito(3)	Corporate Auditor	Professor, Waseda Law School, Waseda University; attorney-at-law

Shinji Hatta(3)	Corporate Auditor	Professor, Graduate School of Professional Accountancy, Aoyama Gakuin University

Notes:

(1)	Representative director.
(2)	Outside director under the Company Act.
(3)	Outside corporate auditor under the Company Act.

All of the above officers are engaged in the business of DBJ on a full-time basis except Mr. Akio Mimura, Mr. Kazuo Ueda, Mr. Makoto Ito and Mr. Shinji Hatta. The business address of all of the above officers is 9-6, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-8178, Japan.

None of the above officers have any conflict between their duties to DBJ and their private interests and/or other duties.

DEBT RECORD

There has been no default in the payment of interest or principal on any obligation of DBJ or its predecessors.

CONSOLIDATED FINANCIAL STATEMENTS OF DEVELOPMENT BANK OF JAPAN INC.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of

 Development Bank of Japan Inc.:

We have audited the accompanying consolidated balance sheet of Development Bank of Japan Inc. and its consolidated subsidiaries as of March 31, 2013, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information, all expressed in Japanese yen.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Development Bank of Japan Inc. and its consolidated subsidiaries as of March 31, 2013, and the consolidated results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in Japan.

Convenience Translation

Our audit also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in accordance with the basis stated in Note 1 to the consolidated financial statements. Such U.S. dollar amounts are presented solely for the convenience of readers outside Japan.

/s/ DELOITTE TOUCHE TOHMATSU LLC

June 17, 2013 (June 27, 2012 as to Note 32)

CONSOLIDATED BALANCE SHEET

Development Bank of Japan Inc. and Consolidated Subsidiaries

As of March 31, 2013 and 2012

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2013	2012	2013
Assets
Cash and due from banks (Notes 14 and 28)	¥154,564	¥175,618	$1,643,432
Call loans and bills bought (Note 28)	84,000	89,500	893,142
Reverse repurchase agreements (Notes 3 and 28)	165,975	152,889	1,764,761
Money held in trust (Notes 28 and 30)	175,335	24,423	1,864,282
Securities (Notes 3, 14, 28 and 30)	1,357,058	1,176,622	14,429,115
Loans (Notes 4, 5, 14 and 28)	13,918,224	13,645,469	147,987,505
Other assets (Notes 6 and 14)	133,065	132,487	1,414,835
Tangible fixed assets (Notes 7 and 14)	237,988	180,962	2,530,445
Intangible fixed assets	7,927	7,057	84,294
Deferred tax assets (Note 24)	6,734	18,854	71,607
Customers’ liabilities for acceptances and guarantees (Note 13)	155,753	128,518	1,656,068
Allowance for loan losses (Notes 8 and 28)	(147,414)	(151,448)	(1,567,401)
Allowance for investment losses	(501)	(1,072)	(5,335)

Total assets	¥16,248,712	¥15,579,881	$172,766,749

Liabilities and equity
Liabilities:
Debentures (Notes 9, 14 and 28)	¥3,053,277	¥3,130,495	$32,464,404
Borrowed money (Notes 10, 14 and 28)	9,448,398	9,170,553	100,461,439
Short-term corporate bonds (Notes 9 and 28)	43,997	50,999	467,815
Corporate bonds (Notes 9 and 28)	871,256	541,327	9,263,756
Other liabilities (Notes 11 and 12)	122,416	78,631	1,301,609
Accrued bonuses to employees	4,437	4,694	47,185
Accrued bonuses to directors and corporate auditors	12	12	129
Reserve for employees’ retirement benefits (Note 23)	10,308	13,484	109,603
Reserve for directors’ and corporate auditors’ retirement benefits	64	55	687
Reserve for contingent losses	135	—	1,445
Deferred tax liabilities (Note 24)	78	43	832
Acceptances and guarantees (Note 13)	155,753	128,518	1,656,068

Total liabilities	¥13,710,136	¥13,118,816	$145,774,972

Equity:
“Common stock authorized, 160,000 thousand shares in 2013 and 2012; issued, 43,632 thousand shares in 2013 and 2012 (Note 15)”	¥1,206,953	¥1,187,788	$12,833,099
Capital surplus (Note 15)	1,060,466	1,060,466	11,275,559
Retained earnings (Note 15)	193,595	159,606	2,058,428
Accumulated other comprehensive income
Unrealized gain on available-for-sale securities (Note 30)	36,873	19,313	392,060
Deferred gain on derivatives under hedge accounting	33,987	27,711	361,373
Foreign currency translation adjustments	(57)	(149)	(610)

Total	2,531,817	2,454,736	26,919,910

Minority interests	6,759	6,329	71,868
Total equity	2,538,576	2,461,065	26,991,777

Total liabilities and equity	¥16,248,712	¥15,579,881	$172,766,749

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the years ended March 31, 2013 and 2012

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2013	2012	2013
Income
Interest income:	¥267,895	¥277,360	$2,848,440
Interest on loans	242,088	253,849	2,574,043
Interest and dividends on securities	18,023	15,590	191,636
Interest on call loans and bills bought	44	115	473
Interest on reverse repurchase agreements	351	287	3,735
Interest on due from banks	56	105	597
Interest on swaps	7,053	7,287	74,997
Other interest income	278	123	2,959
Fees and commissions (Note 17)	10,293	9,461	109,450
Other operating income (Note 18)	7,880	5,522	83,794
Other income (Note 19)	55,039	37,868	585,211

Total income	¥341,109	¥330,213	$3,626,896

Expenses
Interest expense:	¥144,274	¥155,517	$1,534,018
Interest on debentures	43,100	47,668	458,273
Interest on call money and bills sold	19	41	211
Interest on borrowed money	97,263	104,564	1,034,166
Interest on short-term corporate bonds	57	56	611
Interest on corporate bonds	3,827	3,182	40,694
Other interest expense	5	3	62
Fees and commissions (Note 20)	1,082	551	11,512
Other operating expenses (Note 21)	12,169	2,622	129,398
General and administrative expenses	44,877	37,870	477,167
Other expenses (Note 22)	22,480	23,447	239,023
Total expenses	224,884	220,009	2,391,118

Income before income taxes and minority interests	116,224	110,204	1,235,778

Income taxes (Note 24):
Current	41,753	21,488	443,947
Deferred	2,838	10,444	30,186
Total income taxes	44,592	31,932	474,133
Net income before minority interests	71,632	78,271	761,645
Minority interests in net income	295	957	3,138
Net income	¥71,337	¥77,313	$758,506

	Yen		U.S. Dollars (Note 1)
Per share of common stock (Note 16)
Basic net income	¥1,634.96	¥1,772.27	$17.38
Cash dividend applicable to the year	808	856	8.59

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the years ended March 31, 2013 and 2012

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2013	2012	2013
Net income before minority interests	¥71,632	¥78,271	$761,645
Other comprehensive income (Note 26)
Unrealized gain on available-for-sale securities	16,451	8,854	174,923
Deferred gain on derivatives under hedge accounting	6,260	10,288	66,563
Foreign currency translation adjustments	86	(49)	923
Share of other comprehensive income in affiliates accounted for by the equity method	39	17	423

Total other comprehensive income	22,838	19,110	242,833

Comprehensive income	¥94,471	¥97,382	¥1,004,477

Total comprehensive income attributable to:
Owners of the parent	¥95,265	¥93,714	¥1,012,925
Minority interests	(794)	3,668	(8,448)

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the years ended March 31, 2013 and 2012

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2013	2012	2013
Common stock:
Balance at beginning of year	¥1,187,788	¥1,181,194	$12,629,325
Capital increase due to redemption of government compensation bonds	19,165	6,170	203,775
Issuance of new shares of common stock	—	424	—
Balance at end of year	1,206,953	1,187,788	12,833,099

Capital surplus:
Balance at beginning of year	1,060,466	1,060,466	11,275,559
Balance at end of year	1,060,466	1,060,466	11,275,559

Retained earnings:
Balance at beginning of year	159,606	132,329	1,697,043
Cash dividends	(37,349)	(50,036)	(397,122)
Net income	71,337	77,313	758,506
Balance at end of year	193,595	159,606	2,058,428

Accumulated other comprehensive income:
Unrealized gain on available-for-sale securities:
Balance at beginning of year	19,313	13,169	205,349
Net change during the year	17,560	6,143	186,711
Balance at end of year	36,873	19,313	392,060

Deferred gain on derivatives under hedge accounting:
Balance at beginning of year	27,711	17,406	294,643
Net change during the year	6,276	10,304	66,731
Balance at end of year	33,987	27,711	361,373

Foreign currency translation adjustments:
Balance at beginning of year	(149)	(101)	(1,588)
Net change during the year	91	(47)	977
Balance at end of year	(57)	(149)	(610)

Minority interests:
Balance at beginning of year	6,329	5,530	67,295
Net change during the year	430	798	4,572

Balance at end of year	6,759	6,329	71,868

Total equity:
Balance at beginning of year	2,461,065	2,409,995	26,167,627
Capital increase due to redemption of government compensation bonds	19,165	6,170	203,775
Issuance of new shares of common stock	—	424	—
Cash dividends	(37,349)	(50,036)	(397,122)
Net income	71,337	77,313	758,506
Net change during the year	24,358	17,198	258,991

Balance at end of year	¥2,538,576	¥2,461,065	$26,991,777

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the years ended March 31, 2013 and 2012

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2013	2012	2013
Cash flows from operating activities:
Income before income taxes and minority interests	¥116,224	¥110,204	$1,235,778
Adjustments for:
Depreciation	4,140	2,583	44,019
Amortization of goodwill	203	—	2,159
Gain on negative goodwill	(151)	(4)	(1,613)
Losses on impairment of long-lived assets	236	132	2,512
Equity in (gains) losses of affiliates	(2,870)	2,020	(30,525)
Interest income	(267,895)	(277,360)	(2,848,440)
Interest expense	144,274	155,517	1,534,018
Gain on securities – net	(31,529)	(3,166)	(335,238)
Gain on money held in trust – net	(906)	(1,132)	(9,634)
Foreign exchanges (gains) losses	(21,898)	1,482	(232,843)
(Gain) loss on sales of fixed assets – net	(547)	210	(5,817)
Changes in operating assets and liabilities:
Allowance for loan losses	(1,566)	(10,158)	(16,658)
Allowance for investment losses	(570)	(85)	(6,069)
Accrued bonuses to employees	(257)	106	(2,734)
Accrued bonuses to directors and corporate auditors	(0)	(4)	(8)
Reserve for employees’ retirement benefits	(3,176)	(12,401)	(33,769)
Reserve for contingent losses	135	(711)	1,445
Loans	(279,867)	(613,988)	(2,975,728)
Debentures	(77,218)	(182,217)	(821,034)
Borrowed money	242,844	594,071	2,582,080
Short-term corporate bonds	(7,001)	50,999	(74,441)
Corporate bonds	322,428	224,652	3,428,266
Due from banks	20,930	(17,871)	222,541
Call loans and bills bought	5,500	(27,648)	58,480
Reverse repurchase agreements	(13,085)	(152,889)	(139,138)
Interest received	273,810	280,304	2,911,330
Interest paid	(146,684)	(157,633)	(1,559,642)
Other – net	32,397	(17,179)	344,469

Sub-total	307,897	(52,170)	3,273,766
(Payments for) income taxes	(31,511)	11,816	(335,056)

Net cash provided by (used in) operating activities	276,385	(40,354)	2,938,710

Cash flows from investing activities:
Payments for purchases of securities	(512,262)	(621,860)	(5,446,709)
Proceeds from sales of securities	58,995	103,706	627,281
Proceeds from redemption of securities	358,806	530,838	3,815,063
Payments for increase of money held in trust	(150,115)	(110)	(1,596,119)
Proceeds from decrease of money held in trust	1,434	1,579	15,250
Payments for purchases of tangible fixed assets	(14,169)	(1,708)	(150,657)
Proceeds from sales of tangible fixed assets	1,840	1,234	19,567
Payments for purchases of intangible fixed assets	(2,410)	(2,630)	(25,628)
Proceeds from purchases of stocks of subsidiaries resulting in change in scope of consolidation	1,569	110	16,692

Net cash provided by investing activities	(256,310)	11,160	(2,725,261)
Cash flows from financing activities:
Capital increase due to redemption of government compensation bonds	19,165	6,170	203,775
Proceeds from issuance of stock	—	424	—
Payments for cash dividends	(37,349)	(50,036)	(397,122)
Proceeds from issuance of securities to minority shareholders of subsidiaries	283	540	3,010
Dividends paid to minority shareholders of subsidiaries	(2,511)	(3,517)	(26,704)

Net cash used in financing activities	(20,412)	(46,418)	(217,041)

Foreign currency translation adjustments on cash and cash equivalents	213	61	2,274

Net change in cash and cash equivalents	(124)	(75,550)	(1,318)

Cash and cash equivalents at beginning of year	124,141	199,692	1,319,955

Cash and cash equivalents at end of year	¥124,017	¥124,141	$1,318,637

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Development Bank of Japan Inc. and Consolidated Subsidiaries

1. BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Japanese Financial Instruments and Exchange Act and its related accounting regulations and Ministerial Ordinance for Accounting of the Development Bank of Japan Inc. (“DBJ Inc.”) and in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”), which are different in certain respects as to application and disclosure requirements of International Financial Reporting Standards.

In preparing these consolidated financial statements, certain reclassifications and rearrangements have been made to the consolidated financial statements issued domestically in order to present them in a form which is more familiar to readers outside Japan. In addition, certain reclassifications have been made in the 2012 consolidated financial statements to conform to the classifications used in 2013.

The amounts indicated in millions of yen are rounded down by omitting the figures less than one million yen. Accordingly, the sum of each amount appearing in the accompanying financial statements and the notes thereto may not be equal to the sum of the individual account balances. Amounts in U.S. dollars are presented solely for the convenience of readers outside Japan. The rate of ¥94.05=$1.00, the effective exchange rate prevailing as of March 31, 2013, has been used in the conversion. The presentation of such amounts is not intended to imply that Japanese yen amounts have been or could have been readily translated, realized or settled in U.S. dollars at that rate or any other rate.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation

(1) Scope of Consolidation

Under the control concept, those companies in which DBJ Inc., directly or indirectly, is able to exercise control over operations are fully consolidated. On September 8, 2006, the Accounting Standards Board of Japan (“ASBJ”) issued Practical Issues Task Force No. 20, “Practical Solution on Application of Control Criteria and Influence Criteria to Investment Associations” which was effective for the period and the fiscal years ending on or after September 8, 2006. The practical solution clarifies how the control and influence concept should be practically applied to the consolidation scope of collective investment vehicles, such as limited partnerships, Tokumei Kumiai and other entities with similar characteristics.

(i) Consolidated Subsidiaries

The number of consolidated subsidiaries as of March 31, 2013 is 21. The consolidated subsidiaries as of March 31, 2013 are as follows:

DBJ Business Investment Co., Ltd.

DBJ Corporate Mezzanine Partners Co., Ltd.

UDS Corporate Mezzanine Limited Partnership

UDS Corporate Mezzanine No. 3 Limited Partnership

DBJ Credit Line, Ltd.

New Business Investment Co., Ltd.

DBJ Singapore Limited

Japan Economic Research Institute Inc.

Asuka DBJ Investment LPS

DBJ Europe Limited

DBJ Real Estate Co., Ltd.

DBJ Investment Advisory Co., Ltd.

DBJ Capital Co., Ltd.

DBJ Capital Investment Fund No.1

DBJ New Business Investment Fund

DBJ Capital Investment Fund No.2

DBJ Securities Co., Ltd.

DBJ Asset Management Co., Ltd.

Urban Redevelopment Private Fund

Green Asset Investment TMK

GREIS Corporation

In the year ended March 31, 2013, DBJ Asset Management Co., Ltd. was newly consolidated due to additional acquisition of its shares and Urban Redevelopment Private Fund was newly consolidated due to obtaining control over the investee. In addition, Green Asset Investment TMK and GREIS Corporation were newly consolidated due to incorporation.

(ii) Unconsolidated Subsidiaries

The number of unconsolidated subsidiaries as of March 31, 2013 is 26. The major unconsolidated subsidiary as of March 31, 2013 was UDS II Corporate Mezzanine Limited Partnership.

Unconsolidated subsidiaries are excluded from the scope of consolidation because such exclusion has no material impact on the consolidated financial statements in terms of total assets, income, net income, retained earnings and accumulated other comprehensive income.

(iii) The majority of voting rights of Dexerials Corporation is owned by DBJ Inc. but it is not treated as a subsidiary, as the investment in this company was made for the purpose of its development and not for the purpose of obtaining control over the investee.

(2) Application of the Equity Method

Under the influence concept, unconsolidated subsidiaries and affiliates over which DBJ Inc. has the ability to exercise significant influence are accounted for by the equity method.

(i) Unconsolidated subsidiaries not accounted for by the equity method

The number of unconsolidated subsidiaries not accounted for by the equity method as of March 31, 2013 was 26. The major unconsolidated subsidiary not accounted for by the equity method was UDS II Corporate Mezzanine Limited Partnership.

(ii) Affiliates accounted for by the equity method

The number of affiliates accounted for by the equity method as of March 31, 2013 was 17. The major affiliates accounted for by the equity method as of March 31, 2013 were as follows:

Makuhari Messe, Inc.

AIRDO Co., Ltd.

Changes in scope of affiliates accounted for by the equity method:

Since Mezzanine Solution II Limited Partnership was newly incorporated and the materiality of AD Capital Co., Ltd. and NIHONKAI EISEN Co., Ltd. increased during the year ended March 31, 2013, these companies were newly accounted for by the equity method as of March 31, 2013.

Urban Redevelopment Private Fund was excluded from the scope of affiliates accounted for by the equity method, since it has been consolidated due to obtaining control over the entity.

(iii) Affiliates not accounted for by the equity method

The number of affiliates not accounted for by the equity method as of March 31, 2013 was 88. One of the major affiliates as of March 31, 2013 was:

New Perspective One LLC

Unconsolidated subsidiaries and affiliates that are not accounted for by the equity method have been excluded from the scope of the equity method because their aggregate effect in terms of net income, retained earnings and accumulated other comprehensive income has no material impact on the consolidated financial statements of DBJ Inc.

(iv) Entities not recognized as affiliates where DBJ Inc. owns the voting rights between 20% and 50%.

The following companies of which DBJ Inc. owns the voting rights between 20% and 50% were not recognized as affiliates accounted for by the equity method, since DBJ Inc.’s intent is to nurture the venture business and not to exercise significant influence on their operating and financing policies:

As of March 31, 2013

Narumi Corporation

Shinwa Seiko Corporation

Mediclude Co., Ltd.

Advangen, Inc.

Nihon Shoryoku Kikai Co., Ltd.

PRISM BioLab Corporation

Izumi Products Company

OPAL Co., Ltd.

SKYROCKIT, Inc.

Teibow Co., Ltd.

TES HOLDINGS LIMITED

(3) Balance Sheet Dates of Consolidated Subsidiaries

Balance sheet dates of consolidated subsidiaries are as follows:

Number of subsidiaries
2013
December 31	11
March 31	10

Consolidated subsidiaries are consolidated based on the financial statements that are prepared as of their year-end balance sheet date.

The necessary adjustments are made in the consolidated financial statements to reflect material transactions that occur between the year-end balance sheet date of the subsidiary and the consolidated balance sheet date.

(4) Elimination of Intercompany Balances and Transactions

All significant intercompany balances and transactions have been eliminated in consolidation. All material unrealized profit resulting from transactions between DBJ Inc. and its consolidated subsidiaries is eliminated.

(5) Amortization of Goodwill

The difference between the fair value of net assets and the cost of the acquired subsidiary is being amortized on a straight-line basis over the estimated beneficial period not exceeding 20 years. Minor differences are charged to income in the year of acquisition. The excess of the fair value over the cost of acquired subsidiaries (negative goodwill) is recognized as income immediately as incurred.

(b) Cash and Cash Equivalents

“Cash and Cash Equivalents” in the consolidated statement of cash flows consist of cash on hand and due from banks. The reconciliation between “Cash and cash equivalents” and “Cash and due from banks” in the consolidated balance sheet is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Cash and due from banks	¥154,564	¥175,618	$1,643,432
Time deposits with banks	(30,456)	(51,476)	(324,795)

Cash and cash equivalents	¥124,017	¥124,141	$1,318,637

(c) Securities

Held-to-maturity debt securities are stated at amortized cost with amortization computed on a straight-line basis, using the weighted average method. Available-for-sale securities with readily available market quotations are stated at market value (cost is calculated principally using the weighted average method). Financial instruments whose fair value cannot be reliably determined are stated at cost using the weighted average method.

Investments in limited partnerships and other similar partnerships are accounted for at their original cost plus DBJ Inc.’s interest in earnings since acquisition and less any dividends received, based on their most recent financial statements.

Unrealized gains and losses on available-for-sale securities are included in equity, net of income taxes.

Securities which are held as trust assets in money held in trust accounts are valued in the same way as other securities.

(d) Valuation Method for Derivative Financial Instruments

All derivative financial instruments are carried at market value. Except for certain derivatives that are designated as hedging instruments as discussed below, gains or losses on derivative transactions are recognized in the statement of income.

(e) Hedge Accounting

(1) Hedge Accounting

          DBJ Inc. applies the deferral method of hedge accounting or the accrual method (*1). The portfolio hedge is accounted for by the method stipulated in “Accounting and Auditing Treatments on the Application of Accounting Standards for Financial Instruments in the Banking Industry,” issued by the Japanese Institute of Certified Public Accountants (the “JICPA Industry Audit Committee Report No. 24”). In addition, foreign currency swaps which are used to hedge foreign currency fluctuations are not translated at market values but at contractual rates, as the foreign currency swap contracts meet the hedging criteria under the Accounting Standards for Financial Instruments.

(2) Hedging Instruments and Hedged Items

•	Hedging Instruments	: Interest rate swaps
•	Hedged Items	: Debentures, Borrowed money, Corporate bonds, Securities and Loans

•	Hedging instruments	: Foreign currency swaps
•	Hedged Items	: Foreign currency denominated loans, Debentures and Corporate bonds

(3) Hedging Policy

DBJ Inc. utilizes hedging instruments to hedge interest rates and foreign currency fluctuations on its assets and liabilities. Individual contracts or every constant group are drawn for each hedged item.

(4) Evaluation of Hedge Effectiveness

According to the risk management policy, DBJ Inc. evaluates the effectiveness of the hedges by testing whether the derivatives are effective in reducing the risks associated with the hedged items.

In addition, as for portfolio hedging activities to fix the cash flows, the effectiveness is assessed based on the correlation between the base interest rate index of the hedged cash flow and the hedging instrument.

With respect to an individual hedge, in regards to both interest rate swap contracts which meet the hedging requirements of the accrual method(*1) and foreign currency swap contracts which meet the hedging requirements of the assignment method(*2), under the Accounting Standards for Financial Instruments at the inception date, DBJ Inc. is not required to periodically evaluate hedge effectiveness.

*1.	If interest rate swap contracts are used as hedges and meet certain hedging criteria, the net amount to be paid or received under the interest rate swap contract is added to or deducted from the interest on the assets or liabilities for which the swap contract was executed.

*2.	In cases where foreign currency swaps are used as hedges and meet certain hedging criteria, foreign exchange forward contracts and hedged items are accounted for in the following manner;

(i)	If a foreign currency swap is executed to hedge existing foreign currency assets or liabilities, a) the difference, if any, between the Japanese yen amount of the hedged foreign currency asset or liability translated using the spot rate at the inception date of the contract and the book value of the asset or liability is recognized in the statement of income in the period which includes the inception date, and b) the discount or premium on the contract (that is, the difference between the Japanese yen amount of the contract translated using the contracted forward rate and that translated using the spot rate at the inception date of the contract) is recognized over the term of the contract.

(ii)	If a foreign currency swap is executed to hedge a future transaction denominated in a foreign currency, the future transaction will be recorded using the contracted forward rate, and no gains or losses on the foreign exchange forward contract are recognized.

(f) Fixed Assets

(1) Depreciation of Tangible Fixed Assets

Tangible Fixed Assets are stated at cost less accumulated depreciation. Tangible Fixed Assets of DBJ Inc. are depreciated using the declining-balance method, except for buildings (excluding installed facilities) that are depreciated on a straight-line basis, and depreciation of tangible fixed assets of consolidated subsidiaries is computed principally using the straight-line method based on the estimated durability of assets.

The estimated useful lives are principally as follows:

Buildings	: 3 years to 50 years
Others	: 4 years to 20 years

Pursuant to the amendments to the Corporate Income Tax Act, DBJ Inc. and its domestic consolidated subsidiaries changed the depreciation method for tangible fixed assets acquired on or after April 1, 2012 to the depreciation method provided by the amended Corporate Income Tax Act from the fiscal year ended March 31, 2013. As a result, income before income taxes and minority interests for the year ended March 31, 2013 increased by ¥239 million ($2,543 thousand) compared to the previous method.

(2) Amortization of Intangible Fixed Assets

Intangible Fixed Assets are amortized using the straight-line method. Capitalized software for internal use is amortized using the straight-line method based on the estimated useful lives (mainly from 3 to 5 years).

(3) Lease Assets

Depreciation for lease assets is computed by the straight-line method with zero residual value over the lease term.

(g) Long-lived Assets

DBJ Inc. reviews its long-lived assets for impairment whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. Impairment losses are recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment losses would be measured as the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

(h) Debentures and Corporate Bonds Issuance Costs

“Debentures and Corporate Bonds Issuance Costs” are charged to income as incurred.

(i) Foreign Currency Translation and Revaluation Method

Assets and liabilities denominated in foreign currencies held by DBJ Inc. have been translated at the exchange rates prevailing as of the balance sheet date. Foreign currency accounts held by consolidated foreign subsidiaries are translated into the currency of the subsidiaries at the respective year-end exchange rates. The foreign exchange gains and losses from transactions are recognized in the statement of income to the extent that they are not hedged by forward exchange contracts. The balance sheet accounts of the consolidated foreign subsidiaries are translated into Japanese yen at the current exchange rate as of the balance sheet date except for equity, which is translated at the historical rate. Differences arising from such translation were shown as “Foreign Currency Transaction Adjustments” in a separate component of equity. Revenue and expense accounts of consolidated foreign subsidiaries are translated into yen at the exchange rate prevailing as of the balance sheet date.

(j) Allowance for Loan Losses

DBJ Inc. provides for “Allowance for Loan Losses” as detailed below pursuant to the internal policies for self-assessment of credit quality and loan losses. The allowance for claims on debtors who are legally bankrupt, in special liquidation or effectively bankrupt is provided for based on the amount of claims, after the write-off described below, net of amounts expected to be recovered through disposal of collateral or execution of guarantees. The allowance for claims on debtors who are not legally bankrupt, but are likely to become bankrupt, and for which future cash flows cannot reasonably be estimated (possibly bankrupt), is provided for at the amount considered to be necessary based on an overall solvency assessment performed on the claims, net of amounts expected to be recovered through disposal of collateral or execution of guarantees. With respect to the claims on debtors who are likely to become bankrupt or to be closely monitored, and for which future cash flows can reasonably be estimated, the allowance is provided for as the difference between the present value of expected future cash flows discounted at the contracted interest rate and the carrying value of the claims. The allowance for claims on debtors other than those described above is provided based on the historical default rate, which is calculated based on the actual defaults over a certain historical period. All claims are assessed initially by the investment and lending departments and then by the Credit Analysis Department, which is independent of the investment and lending departments based on internal policies for self-assessment of credit quality. The allowance is provided for based on the results of the self-assessment.

With respect to the claims on debtors who are legally or substantially bankrupt with collateral or guarantees, the amount of claims exceeding the estimated market values of collateral or guarantees which are deemed uncollectible were written-off, and totaled ¥50,187 million ($533,622 thousand) and ¥59,113 million for the years ended March 31, 2013 and 2012, respectively. The consolidated subsidiaries calculate the general reserve for “normal” categories based on the specific actual historical loss ratio, and the specific reserve for the “possibly bankrupt,” “effectively bankrupt” and “legally bankrupt” categories based on estimated losses, considering the recoverable value.

(k) Allowance for Investment Losses

“Allowance for Investment Losses” is provided for based on the estimated losses on certain investments based on an assessment of the issuers’ financial condition.

(l) Accrued Bonuses to Employees, Directors and Corporate Auditors

“Accrued Bonuses to Employees, Directors and Corporate Auditors” are provided for in the amount of the estimated bonuses which are attributable to the years ended March 31, 2013 and 2012.

(m) Reserve for Employees’ Retirement Benefits

DBJ Inc. has defined benefit pension plans, which consist of a defined-benefit corporate pension plan, which was transferred from the contributory funded defined benefit pension plan on November 1, 2011, and a lump-sum severance indemnity plan. “Reserve for Employees’ Retirement Benefits” represents future payments for pension and retirement benefits to employees. It is accrued based on the projected benefit obligations and estimated pension plan assets at each fiscal year end. Prior service cost is amortized using the straight-line method over the period of ten years within the employees’ average remaining service period at incurrence. Net actuarial gains and losses is amortized using the straight-line method over the period of ten years within the employees’ average remaining service period commencing from the next fiscal year after incurrence.

DBJ Inc. has two types of pension plans for employees: a non-contributory and a contributory funded defined benefit pension plan.

DBJ Inc. applied for transfer of the substitutional portion of past pension obligations to the government and obtained approval by the Ministry of Health, Labor and Welfare on November 1, 2011. The actual transfer of the pension obligations and related assets to the government is to take place subsequently after the government’s approval.

Based upon the above approval in November 2011, DBJ Inc. recognized a gain on transfer of the substitutional portion of the governmental pension program in the amount of ¥ 11,036 million for the year ended March 31, 2012.

(n) Reserve for Directors’ and Corporate Auditors’ Retirement Benefits

“Reserve for Directors’ and Corporate Auditors’ Retirement Benefits” is accrued based on the amount that would be required if all directors and corporate auditors retired at the balance sheet date.

(o) Reserve for Contingent Losses

Reserve for contingent losses is provided for possible contingent losses on loan commitment limits based on individually estimated losses.

(p) Asset Retirement Obligations

In March 2008, the ASBJ published the accounting standard for asset retirement obligations, ASBJ Statement No.18 “Accounting Standard for Asset Retirement Obligations” and ASBJ Guidance No.21 “Guidance on Accounting Standard for Asset Retirement Obligations”. Under this accounting standard, an asset retirement obligation is defined as a legal obligation imposed either by law or contract that results from the acquisition, construction, development and the normal operation of a tangible fixed asset and is associated with the retirement of such tangible fixed asset.

The asset retirement obligation is recognized as the sum of the discounted cash flows required for the future asset retirement and is recorded in the period in which the obligation is incurred if a reasonable estimate can be made. If a reasonable estimate of the asset retirement obligation cannot be made in the period the asset retirement obligation is incurred, the liability should be recognized when a reasonable estimate of asset retirement obligation can be made. Upon initial recognition of a liability for an asset retirement obligation, an asset retirement cost is capitalized by increasing the carrying amount of the related fixed asset by the amount of the liability.

The asset retirement cost is subsequently allocated to expense through depreciation over the remaining useful life of the asset. Over time, the liability is accreted to its present value each period. Any subsequent revisions to the timing or the amount of the original estimate of undiscounted cash flows are reflected as an increase or a decrease in the carrying amount of the liability and the capitalized amount of the related asset retirement cost.

(q) Lease Transactions

In March 2007, the ASBJ issued ASBJ Statement No. 13, “Accounting Standard for Lease Transactions,” which revised the previous accounting standard for lease transactions issued in June 1993. The revised accounting standard for lease transactions was effective for fiscal years beginning on or after April 1, 2008.

Under the previous accounting standard, finance leases that were deemed to transfer ownership of the leased property to the lessee were capitalized. However, other finance leases were permitted to be accounted for as operating lease transactions if certain “as if capitalized” information was disclosed in the note to the lessee’s financial statements. The revised accounting standard requires that all finance lease transactions be capitalized to recognize lease assets and lease obligations in the balance sheet. In addition, the revised accounting standard permits leases which existed at the transition date and do not transfer ownership of the leased property to the lessee to continue to be accounted for as operating lease transactions.

DBJ Inc. applied the revised accounting standard on October 1, 2008. In addition, DBJ Inc. continues to account for leases which existed at March 31, 2008 and were transferred to DBJ Inc. on October 1, 2008, and does not transfer ownership of the leased property to the lessee as operating lease transactions.

(r) Consumption Taxes

Income and expenses subject to consumption taxes exclude related consumption taxes paid or received.

(s) Income Taxes

The provision for income taxes is computed based on the pretax income included in the consolidated statement of income. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred taxes are measured by applying currently enacted tax laws to the temporary differences.

(t) Capitalization of Interest Costs on Real Estate Development Business

Interest costs arising in the normal course of development related to real estate development business of certain domestic consolidated subsidiaries are capitalized and included in the acquisition cost of assets.

(u) Per Share Information

Basic net income per share is computed by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding for the period, retroactively adjusted for stock splits. Diluted net income per share for the years ended March 31, 2013 and 2012 is not disclosed because there are no dilutive securities.

Cash dividends per share presented in the accompanying consolidated statement of income are dividends applicable to the year including dividends to be paid after the end of the year.

(v) New Accounting Pronouncements

On May 17, 2012, the ASBJ issued ASBJ Statement No. 26, “Accounting Standard for Retirement Benefits” and ASBJ Guidance No. 25, “Guidance on Accounting Standard for Retirement Benefits,” which replaced the Accounting Standard for Retirement Benefits that had been issued by the Business Accounting Council in 1998 with effective date of April 1, 2000, and the other related practical guidances, being followed by partial amendments from time to time through 2009.

Under the revised accounting standard, taking into the accounts the viewpoints of improvement of financial reporting and international trends, accounting treatment for actuarial gains and losses and past service costs that are yet to be recognized in profit or loss, the calculation method for retirement benefit obligations and service costs and expansion of the related disclosure requirements have been revised.

DBJ Inc. expects to apply the revised accounting standard from the end of the fiscal year ending March 31, 2014, and the revision of the calculation method for retirement benefit obligations and service costs will be adopted from April 1, 2014.

DBJ Inc. is currently in the process of measuring the effects of applying the revised accounting standard.

3. SECURITIES

Securities as of March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Japanese government bonds	¥321,543	¥247,012	$3,418,858
Corporate bonds	386,409	392,589	4,108,558
Equities	175,770	169,806	1,868,900
Other securities	473,334	367,214	5,032,799

Total	¥1,357,058	¥1,176,622	$14,429,115

*1.	Investments in unconsolidated subsidiaries and affiliates included in “Equities” as of March 31, 2013 and 2012, are ¥27,245 million ($289,689 thousand) and ¥24,066 million. Investments in unconsolidated subsidiaries and affiliates included in “Other securities” as of March 31, 2013 and 2012, are ¥38,404 million ($408,344 thousand) and ¥44,288 million.
*2.	DBJ Inc. has contingent liabilities for guarantees of corporate bonds among securities which were issued by private placement (Article 2, Paragraph 3 of Financial Instruments and Exchange Act) and amount to ¥1,200 million ($12,759 thousand) as of March 31, 2013.
*3.	There are no securities repledged as of March 31, 2013 and 2012. Securities accepted under repurchase agreements can be sold or repledged. Securities neither sold nor repledged are ¥165,975 million ($1,764,761 thousand) and ¥152,889 million as of March 31, 2013 and 2012, respectively.
*4.	Marketable securities available-for-sale are considered impaired if there is a considerable decline in the market value below the acquisition cost and such decline is not believed to be recoverable. The difference between the acquisition cost and the market value is the impairment loss for the fiscal year.

The criterion for determining “Considerable decline in market value” is as follows:

Market value declined by 50% or more of the acquisition cost.

Market value declined by 30% or more of the acquisition cost, and such decline is not considered as recoverable.

Impairment losses on marketable securities available-for-sale for the years ended March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Equities	¥130	¥64	$1,385
Bonds	302	31	3,219
Other	—	0	—

Total	¥433	¥95	$4,604

4. NON-PERFORMING LOANS

The amounts of non-performing loans included in “Loans” as of March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Loans to bankrupt debtors	¥4,927	¥10,686	$52,396
Delinquent loans	118,360	136,477	1,258,485
Loans past due three months or more	271	—	2,888
Restructured loans	47,870	52,782	508,993

Total	¥171,430	¥199,946	$1,822,762

*1.	The amounts of loans indicated above are stated at gross amounts, before reduction of the allowance for loan losses.
*2.	“Loans to bankrupt debtors” represent non-accrual loans to debtors who are legally bankrupt as defined in Article 96-1-3 and 4 of the Japanese Tax Law Enforcement Regulation.
*3.	“Delinquent loans” represent non-accrual loans other than (i) Loans to bankrupt debtors and (ii) Loans whose interest payments are deferred in order to assist or facilitate the restructuring efforts of borrowers in financial difficulty.
*4.	“Loans past due three months or more” are loans whose principal or interest payment is three months or more past due and do not fall under the category of “Loans to bankrupt debtors” or “Delinquent loans.”
*5.	“Restructured loans” are loans whose repayment terms have been modified to the advantage of debtors through means such as a reduction or exemption of interest rates, postponement of principal and interest payments, and forgiveness of loans to support or restructure the debtors’ businesses, and do not fall under the category of “Loans to bankrupt debtors,” “Delinquent loans,” or “Loans past due three months or more.”

5. COMMITMENTS

Loan commitment limits are contracts under which DBJ Inc. lends to customers up to the prescribed limits in response to customers’ applications for loans as long as there is no violation of any condition in the contracts. As of March 31, 2013 and 2012, the amounts of unused commitments are ¥786,777 million ($8,365,523 thousand) and ¥580,042 million. As of March 31, 2013 and 2012, the amounts of unused commitments whose remaining contract term are within one year are ¥134,389 million ($1,428,910 thousand) and ¥455,229 million.

Since many of these commitments expire without being drawn down, the unused amount does not necessarily represent a future cash requirement. Most of these contracts have conditions whereby DBJ Inc. and its subsidiaries can refuse customers’ applications for loans or decrease the contract limits for proper reason (e.g., changes in financial situation, deterioration in customers’ credit worthiness). At the inception of contracts, DBJ Inc. and its subsidiaries obtain real estate, securities or other assets as collateral if considered necessary. Subsequently, DBJ Inc. and its subsidiaries perform periodic reviews of the customers’ business results based on internal rules, and take necessary measures to reconsider conditions in contracts and/or require additional collateral and guarantees.

6. OTHER ASSETS

Other assets as of March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Prepaid expenses	¥6,137	¥8,597	$65,257
Accrued income	41,652	44,382	442,872
Derivatives	64,718	62,528	688,132
Other	20,556	16,979	218,575

Total	¥133,065	¥132,487	$1,414,835

7. TANGIBLE FIXED ASSETS

Tangible fixed assets as of March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Buildings	¥21,947	¥8,682	$233,358
Land	92,904	45,562	987,821
Leased assets	23	59	251
Construction in progress	10,368	124,802	110,244
Other	112,744	1,856	1,198,771

Total	¥237,988	¥180,962	$2,530,445

Note:	Accumulated depreciation of tangible fixed assets as of March 31, 2013 and 2012, is ¥4,238 million ($45,064 thousand) and ¥2,538 million, respectively.

8. ALLOWANCE FOR LOAN LOSSES

Allowance for loan losses as of March 31, 2013 and 2012 is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
General allowance for loan losses	¥67,478	¥58,589	$717,477
Specific allowance for loan losses	79,935	92,859	849,924

Total	¥147,414	¥151,448	$1,567,401

9. DEBENTURES AND CORPORATE BONDS

Debentures and corporate bonds as of March 31, 2013 and 2012 are as follows:

				Millions of Yen			Thousands of U.S. Dollars
	Issue date	Interest rate (%)	Maturity date	2013		2012	2013
(Issuer: DBJ Inc.)
Debentures
Japanese government-guaranteed bonds 6-23*[1]	Mar. 2003- Aug. 2008	0.8-2.2	Mar. 2013- Jun. 2023	¥582,718 [29,983	]	¥632,606	$6,195,841 [318,806	]
Japanese government-guaranteed bonds 1-19	Nov. 2008- Mar. 2013	0.24-2.1	Jul. 2016- Feb. 2024	688,401		528,178	7,319,529
Japanese government-guaranteed foreign bond 67*[2]	Sep. 1998	1.81	Sep. 2028	25,062		25,066	266,484
Japanese government-guaranteed foreign bonds 4-14*[1]	Jun. 2002- Nov. 2007	1.05-5.125	Jun. 2012- Nov. 2027	703,077		777,920	7,475,567
Japanese government-guaranteed Euro MTN bonds 1-7*[3]	Dec. 2009- Jan. 2013	0.5171-2.875	Dec. 2014 Sep. 2019	442,126		284,868	4,700,975
FILP agency domestic bonds 5,7,9,11, 13,16,19,20,24,27,29-31, 33-51*[4]	Oct. 2002- Jul. 2008	0.78-2.74	Sep. 2012- Mar. 2047	609,890 [169,996	]	829,856	6,484,743 [1,807,517	]
FILP agency foreign bond 1*[4]	Jun. 2007	1.65	Jun. 2012	—		49,997	—
Euro MTN bonds 2*[4,5]	Sep. 2008	2.032	Sep. 2023	2,000		2,000	21,265
Short-term corporate bonds	Feb. 2012- Mar. 2013	0.1005-0.124	Apr. 2012- May 2013	43,997 [43,997	]	50,999	467,815 [467,815	]

Corporate bonds
Corporate bonds through public placement 2-33	Dec. 2008- Jan. 2013	0.166-1.745	Jun. 2012- Sep. 2022	754,000 [84,000	]	474,000	8,017,012 [893,142	]
Corporate bonds through private placement 1-2	Aug. 2009- May 2011	0.48-0.847	Sep. 2014- Jun. 2015	20,000		20,000	212,653
Corporate bonds Euro MTN 6-9,13-15, 17-40*[6]	Mar. 2009- Feb. 2013	0.53857-1.736	Apr. 2012- Apr. 2019	89,756 [13,464	]	47,327	954,346 [143,163	]
(Issuer: Green Asset Investment TMK) Specified corporate bonds 1	Dec. 2012	5.53	Nov. 2017	7,500		—	79,745

Total				¥3,968,531		¥3,722,822	$42,195,974

*1.	These bonds are government-guaranteed bonds issued by the Development Bank of Japan.
*2.	This bond is a government-guaranteed bond issued by the Japan Development Bank.
*3.	These bonds are non-guaranteed bonds issued based on MTN program.
*4.	Fiscal Investment and Loan Program (FILP) agency bonds are not government-guaranteed. These bonds are issued by the Development Bank of Japan.
*5.	These bonds are FILP bonds issued based on MTN program.
*6.	These bonds are unsecured corporate bonds issued based on MTN program.
*7.	Figures indicated in brackets [ ] indicate the amounts to be redeemed within one year.

Scheduled redemptions of debentures and corporate bonds which have been assumed and repaid by DBJ Inc. for subsequent years as of March 31, 2013 are as follows:

The fiscal year ending March 31, 2014	¥341,443	million	$3,630,443	thousand
2015	444,286		4,723,937
2016	501,091		5,327,922
2017	632,920		6,729,617
2018	552,246		5,871,836

10. BORROWED MONEY

Borrowed money as of March 31, 2013 and 2012 is as follows:

	Average interest rate (%)	Due date of repayment	Millions of Yen		Thousands of U.S. Dollars
			2013	2012	2013
Borrowings	0.99	May 2013 - Jan. 2033	¥9,448,398	¥9,170,553	$100,461,439

Scheduled redemptions of borrowings for subsequent years as of March 31, 2013 are as follows:

The fiscal year ending March 31, 2014	¥1,356,147	million	$14,419,429	thousand
2015	1,255,468		13,348,951
2016	1,211,948		12,886,214
2017	1,098,898		11,684,190
2018	952,287		10,125,333

11. OTHER LIABILITIES

Other liabilities as of March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Accrued expenses	¥26,037	¥28,621	$276,848
Unearned income	940	562	10,005
Accrued income taxes	30,114	20,754	320,194
Derivatives	15,655	12,752	166,458
Lease obligations	25	87	276
Asset retirement obligations (Note 12)	2,821	1,047	30,002
Other	46,820	14,806	497,828

Total	¥122,416	¥78,631	$1,301,609

12. ASSET RETIREMENT OBLIGATIONS

DBJ Inc. recognizes asset retirement obligations associated with the recovery obligations provided by the real estate rental agreements. In addition, asset retirement obligations related to the obligations of pulling down the previous head office buildings and removing the toxic substances were recognized in connection with the head office relocation due to Otemachi redevelopment project.

The asset retirement obligation is calculated based on the sum of the discounted cash flows using discount rates from 0.1% to 1.1% with the estimated useful lives of 4 to 8 years.

The changes in asset retirement obligations for the years ended March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Balance at beginning of year	¥1,047	¥1,046	$11,135
Increase due to acquisition of tangible fixed assets	43	—	465
Reconciliation associated with passage of time	0	0	7
Decrease due to settlement of asset retirement obligations	(131)	—	(1,401)
Increase due to a change in estimates	1,859	—	19,767
Other	2	0	28

Balance at end of year	¥2,821	¥1,047	$30,002

Change in estimates on asset retirement obligations and its effect:

DBJ Inc. has changed the estimates on asset retirement obligations in the fiscal year ended March 31, 2013, since it has become certain that the removal cost arising from contractual obligations on removal of the toxic substances related to pulling down the previous head office buildings due to the chain model redevelopment of Otemachi is expected to exceed the previously estimated amount along with the development of the related demolition works. Accordingly, DBJ Inc. has recorded an increase of ¥1,859 million ($19,767 thousand) due to the estimation change under “General and administrative expenses” and added the same amount to “Asset retirement obligations” before the change.

As a result, income before income taxes and minority interests for the year ended March 31, 2013 decreased by ¥1,859 million ($19,767 thousand).

13. ACCEPTANCES AND GUARANTEES

Acceptances and guarantees as of March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Guarantees	¥155,753	¥128,518	$1,656,068

14. ASSETS PLEDGED AS COLLATERAL

Cash and due from banks of ¥4,553 million ($48,414 thousand) and tangible fixed assets of ¥46,657 million ($496,088 thousand) are pledged as collateral for borrowed money of ¥32,000 million ($340,245 thousand) as of March 31, 2013.

Loans and securities pledged as collateral in Real Time Gross Settlement for bank deposits at the Bank of Japan are ¥611,175 million ($6,498,415 thousand) and ¥5,539 million ($58,899 thousand) as of March 31, 2013. In addition, they are deposited as replacement of margin money for future trading and collateral for transactions, including exchange settlements as of March 31, 2013. ¥18,909 million ($201,053 thousand) of securities are pledged as collateral for loans of companies which are investees of DBJ Inc. as of March 31, 2013. Additionally, ¥937 million ($9,969 thousand) of margin deposits for futures transactions, ¥1,574 million ($16,736 thousand) of cash collateral paid for financial instruments and ¥48 million ($519 thousand) of guarantee deposits are included in other assets as of March 31, 2013. Under the DBJ Inc. Act (Article 17 of the Supplementary Provisions) and the DBJ Act (Article 43), obligations created by the bonds issued by DBJ Inc. are secured by a statutory preferential right over the property of DBJ Inc. The denomination value of these debentures amounts to ¥1,923,822 million ($20,455,311 thousand) as of March 31, 2013.

Loans and securities pledged as collateral in Real Time Gross Settlement for bank deposits at the Bank of Japan are ¥697,263 million and ¥14,714 million as of March 31, 2012. In addition, they are deposited as replacement of margin money for future trading and collateral for transactions, including exchange settlements as of March 31, 2012. Also, in other assets, ¥937 million of margin deposits for futures transactions is included and ¥42 million of guarantee deposits are included as of March 31, 2012. Under the DBJ Inc. Act (Article 17 of the Supplementary Provisions) and the DBJ Act (Article 43), obligations created by the bonds issued by DBJ Inc. are secured by a statutory preferential right over the property of DBJ Inc. The denomination value of these debentures amounts to ¥2,318,822 million as of March 31, 2012.

15. EQUITY

Japanese companies including DBJ Inc. are regulated by the Companies Act. In addition, DBJ Inc. is regulated by the DBJ Inc. Act. The significant provisions in the Companies Act and the DBJ Inc. Act that affect financial and accounting matters are summarized as follows:

(a) Dividends

Under the Companies Act, companies can distribute dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. For companies that meet certain criteria such as; (1) having the Board of Directors, (2) having independent auditors, (3) having the Board of Corporate Auditors, and (4) the term of service of the directors is prescribed as one year rather than two years of normal term in its articles of incorporation, the Board of Directors may declare dividends (except for dividends in kind) at any time during the fiscal year, prescribed that the Board of Directors can declare dividends in its articles of incorporation. DBJ Inc., however, shall not distribute such dividends based on resolution of the Board of Directors, since its articles of incorporation are not prescribed that the Board of Directors can do such an action. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. Article 20 of the DBJ Inc. Act provides that the timing and amounts for dividends shall be authorized by the Finance Minister.

(b) Increases/Decreases and Transfer of Common Stock, Reserve and Surplus

The Companies Act requires that an amount equal to 10% of dividends must be set aside as a legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the dividends until the total aggregate amount of legal reserve and additional paid-in capital equal 25% of Common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, other capital surplus and retained earnings can be reclassified among the accounts under certain conditions upon resolution by the shareholders.

(c) Treasury Stock and Treasury Stock Acquisition Rights

The Companies Act also provides for companies to purchase treasury stock and dispose of the treasury stock based on resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the distributable amount to the shareholders which is determined by specific formula.

Under the Companies Act, stock acquisition rights are presented as a separate component of equity. The Companies Act also provides that companies can purchase both treasury stock acquisition rights and treasury stock.

The treasury stock acquisition rights are presented as a separate component of equity or deduction of stock acquisition rights.

(d) Solicitation and Delivery of Shares or Stock Acquisition Rights

Article 12 of the DBJ Inc. Act regulates that, if DBJ Inc. intends to solicit those who will subscribe for shares or stock acquisition rights offered, or to deliver shares or stock acquisition rights in connection with a share-for-share exchange, DBJ Inc. shall obtain an authorization from the Finance Minister.

(e) Common Stock Issued during the Year Ended March 31, 2012

DBJ Inc. executed a request for redemption of government compensation bonds equivalent to ¥6,170 million, ¥10,528 million ($111,940 thousand) and ¥8,637 million ($91,834 thousand) to the Finance Minister and accordingly, capital stock of DBJ Inc. increased by that amount on December 7, 2011, June 6, 2012 and December 6, 2012, respectively. And on March 23, 2012, DBJ Inc. issued 8,480 new shares of common stock by way of allocation of new stocks to the Finance Minister at ¥50,000 per share for ¥424 million. As a result, ¥25,759 million was included in Capital stock.

Furthermore, new shares of common stock have not been issued for the year ended March 31, 2013.

16. PER SHARE INFORMATION

Basic net income per common share (“EPS”) for the years ended March 31, 2013 and 2012 is as follows:

	Millions of Yen	Thousands of Shares	Yen	U.S. Dollars
	Net income	Weighted average shares	EPS	EPS
Year ended March 31, 2013
Basic EPS
Net income available to common shareholders	¥71,337	43,632	¥1,634.96	$17.38

Year ended March 31, 2012
Basic EPS
Net income available to common shareholders	¥77,313	43,624	¥1,772.27

Note:	Diluted net income per share for the years ended March 31, 2013 and 2012 is not disclosed because there are no dilutive securities.

17. FEES AND COMMISSIONS (INCOME)

Fees and commissions (income) for the years ended March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Commissions	¥10,293	¥9,461	$109,450

18. OTHER OPERATING INCOME

Other operating income for the years ended March 31, 2013 and 2012 is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Foreign exchange gain	¥3,548	¥—	$37,731
Gains on sales of bonds	525	492	5,592
Gains on redemption of bonds	2,130	5,000	22,655
Other	1,675	30	17,816

Total	¥7,880	¥5,522	$83,794

19. OTHER INCOME

Other income for the years ended March 31, 2013 and 2012 is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Reversal of reserve for contingent losses	¥—	¥711	$—
Gains on sales of equities and other securities	19,428	3,634	206,574
Gains on money held in trust	928	1,142	9,876
Equity in net income of affiliates	2,870	—	30,525
Gains on sales of fixed assets	719	104	7,648
Collection of written-off claims	7,129	10,120	75,807
Gain on transfer of the substitutional portion of the governmental pension program	—	11,036	—
Gains on investments in limited partnerships and other similar partnerships	20,520	7,750	218,190
Gain on negative goodwill	151	4	1,613
Other	3,289	3,364	34,978

Total	¥55,039	¥37,868	$585,211

20. FEES AND COMMISSIONS (EXPENSES)

Fees and commissions (expenses) for the years ended March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Commissions	¥1,082	¥551	$11,512

21. OTHER OPERATING EXPENSES

Other operating expenses for the years ended March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Foreign exchange gain	¥—	¥892	$—
Debentures issuance costs	642	686	6,834
Corporate bonds issuance costs	723	518	7,697
Write-off of bonds	302	31	3,219
Derivatives	10,495	486	111,599
Other	4	6	49

Total	¥12,169	¥2,622	$129,398

22. OTHER EXPENSES

Other expenses for the years ended March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Provision for allowance for loan losses	¥10,412	¥1,413	$110,711
Write-off of loans	50	5,194	535
Losses on sales of equities and other securities	188	1,804	2,008
Write-off of equities	1,996	6,867	21,233
Losses on money held in trust	22	10	242
Losses on sales of fixed assets	172	314	1,830
Impairment losses	236	132	2,512
Losses on investments in limited partnerships and other similar partnerships	8,583	5,000	91,263
Other	817	2,708	8,688

Total	¥22,480	¥23,447	$239,023

23. EMPLOYEES’ RETIREMENT BENEFITS

Employees whose service with DBJ Inc. is terminated are, under most circumstances, entitled to retirement and pension benefits determined by reference to basic rates of pay at the time of termination, length of service and conditions under which the termination occurs. If the termination is involuntary, caused by retirement at the mandatory retirement age or caused by death, the employee is entitled to greater payment than in the case of voluntary termination.

Reserve for employees’ retirement benefits as of March 31, 2013 and 2012 consisted of the following:

(a) The Funded Status of the Pension Plans

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Projected benefit obligation	¥(39,031)	¥(36,101)	$(415,011)
Fair value of plan assets	26,465	21,466	281,396

Unfunded pension obligation	(12,566)	(14,635)	(133,616)

Unrecognized net actuarial losses	2,163	1,043	23,002
Unrecognized prior service cost	95	107	1,011

Reserve for employees’ retirement benefits	¥(10,308)	¥(13,484)	$(109,603)

*1.	Certain subsidiaries apply the simplified method for the calculation of liability for employees’ retirement benefits.

(b) Components of Pension Cost

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Service cost	¥1,265	¥1,169	$13,455
Interest cost	719	842	7,647
Expected return on plan assets	(107)	(96)	(1,141)
Amortization of prior service cost	12	(23)	135
Amortization of net actuarial losses	138	220	1,475
Other	1	1	20

Net pension cost	¥2,030	¥2,114	$21,590

Gain on transfer of the substitutional portion of the governmental pension program	¥—	¥(11,036)	$—

*1.	All retirement benefit costs are classified as service cost for the subsidiaries applying the simplified method.
*2.	Contribution of pension premiums to the defined contribution pension plans of certain consolidated overseas subsidiaries is included in “Other”.

(c) Principal Assumptions Used

	2013	2012
Discount rate	1.5%	2.0%
Expected rate of return on plan assets	0.5%	0.5%
Amortization period of prior service cost	10 Years	10 Years
Amortization period of actuarial gains/losses	10 Years	10 Years

24. INCOME TAXES

DBJ Inc. and its domestic consolidated subsidiaries are subject to Japanese national and local income taxes which, in the aggregate, resulted in a normal effective statutory tax rate of approximately 38.01% and 40.69% for the years ended March 31, 2013 and 2012, respectively.

A reconciliation of the normal effective statutory tax rate with the actual effective tax rate for the year ended March 31, 2012 is as follows:

2012
Normal effective statutory tax rate	40.69%
Increase (decrease) in taxes resulting from:
Change in valuation allowance	(12.85)
Reduction of deferred tax assets due to changes of tax rate	3.16
Minority interests in net income of subsidiaries	0.75
Other	(2.77)

Actual effective tax rate	28.98%

A reconciliation of the statutory tax rate to DBJ Inc.’s effective tax rate for the year ended March 31, 2013 has been omitted as the effective tax rate in the accompanying consolidated statement of income for the year ended March 31, 2013 differs from the normal effective statutory tax rate by less than 5%.

The tax effects of significant temporary differences and loss carryforwards which resulted in deferred tax assets and liabilities as of March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Deferred tax assets:
Allowance for loan losses	¥52,638	¥57,367	$559,689
Losses from revaluation of securities	25,945	27,394	275,865
Tax loss carryforwards	8,534	8,117	90,749
Excess of fair value over assets of consolidated subsidiaries	5,035	—	53,538
Reserve for retirement benefits	3,762	4,916	40,002
Other	9,339	6,700	99,308

Sub-total	105,256	104,497	1,119,151
Less- valuation allowance	(66,250)	(62,670)	(704,423)

Total	39,005	41,826	414,728

Deferred tax liabilities:
Deferred gain on derivatives under hedge accounting	(19,195)	(15,795)	(204,103)
Unrealized gain on available-for-sale securities	(12,951)	(7,052)	(137,705)
Other	(201)	(168)	(2,144)

Total	(32,348)	(23,015)	(343,953)

Net deferred tax assets	¥6,656	¥18,810	$70,775

25. LEASE TRANSACTIONS

(a) Finance leases

DBJ Inc. and its domestic consolidated subsidiaries lease certain equipment and others. Lease payments under finance leases for the years ended March 31, 2013 and 2012 amounted to ¥47 million ($505 thousand) and ¥150 million, respectively.

Pro forma information of leased property such as acquisition cost, accumulated depreciation, obligations under finance leases, depreciation expense and interest expense for finance leases that do not transfer ownership of the leased property to the lessee on an “as if capitalized” basis for the years ended March 31, 2013 and 2012 is as follows:

	Millions of Yen
	2013
	Tangible fixed assets	Intangible fixed assets	Total
Acquisition cost	¥21	¥—	¥21
Accumulated depreciation	(18)	—	(18)
Accumulated impairment losses	—	—	—

Net leased property	¥3	¥—	¥3

	Millions of Yen
	2013
	Tangible fixed assets	Intangible fixed assets	Total
Acquisition cost	¥81	¥204	¥286
Accumulated depreciation	(56)	(178)	(234)
Accumulated impairment losses	—	—	—

Net leased property	¥25	¥25	¥51

	Thousands of U.S. Dollars
	2013
	Tangible fixed assets	Intangible fixed assets	Total
Acquisition cost	$228	$—	$228
Accumulated depreciation	(193)	—	(193)
Accumulated impairment losses	—	—	—

Net leased property	$35	$—	$35

Pro forma amounts of obligations under finance leases as of March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Due within 1 year	¥3	¥42	$37
Due after 1 year	—	10	—

Total	¥3	¥53	$37

Pro forma amounts of depreciation expense and interest expense under finance leases for the years ended March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Depreciation expense	¥37	¥144	$401
Interest expense	0	2	8

Total	¥38	¥147	$408

*1.	Depreciation expense is calculated using the straight-line method, assuming that useful life is equal to the lease term and that the residual value at the end of the lease term is zero.
*2.	The difference between total lease payments and the assumed acquisition cost of leased assets is charged to assumed interest expense and is allocated to each fiscal year using the interest method.

(b) Operating leases

(As lessee)

The minimum lease commitments under non-cancelable operating leases as of March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Due within 1 year	¥310	¥230	$3,296
Due after 1 year	534	100	5,688

Total	¥844	¥331	$8,984

(As lessor)

The minimum lease commitments under non-cancelable operating leases as of March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Due within 1 year	¥875	¥—	$9,307
Due after 1 year	4,860	—	51,675

Total	¥5,735	¥—	$60,982

26. OTHER COMPREHENSIVE INCOME

The components of other comprehensive income for the years ended March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Unrealized gain on available-for-sale securities:
Gains arising during the year	¥30,439	¥15,948	$323,656
Reclassification adjustments to profit or loss	(8,088)	(4,179)	(85,999)

Amount before income tax effect	22,351	11,769	237,656
Income tax effect	(5,900)	(2,915)	(62,734)

Total	16,451	8,854	174,923

Deferred gain on derivatives under hedge accounting:
Gains arising during the year	17,097	22,440	181,796
Reclassification adjustments to profit or loss	(7,436)	(8,229)	(79,074)

Amount before income tax effect	9,660	14,210	102,721
Income tax effect	(3,400)	(3,922)	(36,158)

Total	6,260	10,288	66,563

Foreign currency translation adjustments:
Losses arising during the year	86	(49)	923
Reclassification adjustments to profit or loss	—	—	—

Amount before income tax effect	86	(49)	923
Income tax effect	—	—	—

Total	86	(49)	923
Share of other comprehensive income in affiliates:
Gains arising during the year	98	70	1,052
Reclassification adjustments to profit or loss	(59)	(53)	(629)

Amount before income tax effect	39	17	423
Income tax effect	—	—	—

Total	39	17	423

Total other comprehensive income	¥22,838	¥19,110	$242,833

27. SEGMENT INFORMATION

DBJ Inc. consists of only one business segment of long-term financing and accordingly, the disclosure of the reportable segment information is omitted.

Related information:

Segment information by service for the years ended March 31, 2013 and 2012 is following:

	Millions of Yen
Year ended March 31, 2013	Loan business	Securities investment	Other	Total
Ordinary income from external customers	¥249,218	¥60,629	¥30,250	¥340,098

	Millions of Yen
Year ended March 31, 2012	Loan business	Securities investment	Other	Total
Ordinary income from external customers	¥263,970	¥32,467	¥22,337	¥318,775

	Thousands of U.S. Dollars
Year ended March 31, 2013	Loan business	Securities investment	Other	Total
Ordinary income from external customers	$2,649,851	$644,647	$321,643	$3,616,141

28. FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES

(a) The Situation of Financial Instruments

(1) Policy for Financial Instruments

DBJ Inc. provides investment and loan services that are aimed to provide long-term stable funding. As main methods of acquiring funds, in addition to issuing corporate bonds and long-term borrowings, DBJ Inc. relies on the stable procurement of long-term funds from the government’s Fiscal Investment and Loan Program (FILP). Since long-term, fixed-rate makes up the majority of its assets, DBJ Inc. raises its funds mainly with long-term, fixed rate liabilities.

From both funding and investment aspects, DBJ Inc. implements comprehensive asset/liability management in order to mitigate the risk of capital shortfall and losses from fluctuations of interest rate and exchange rate. DBJ Inc. utilizes derivative financial instruments in order to hedge or control the risks related to interest and currency.

(2) Nature and Extent of Risks Arising from Financial Instruments

The financial assets of DBJ Inc. are mainly investments and loans in domestic customers, which are exposed to credit risk that stems from customers’ default of contracts and decline of their creditworthiness. Main categories of industries of debtors are manufacturing, electricity, gas, thermal supply, water supply and others as of March 31, 2013. The changes of economic circumstances surrounding these industries may influence on the fulfillment of their obligations. DBJ Inc. holds securities such as bonds, equities and investments in limited partnerships and other similar partnerships, which are exposed to issuer’s credit risk, interest rate risk, price volatility risk and other risks. DBJ Inc. does not have any trading-related risk because it does not engage in trading (specified transactions).

Although corporate bonds and borrowings are exposed to cash liquidity risk and interest rate risk, these risks are hedged or controlled by matching of financing and investing, interest-rate swap agreements and other transactions.

Foreign currency denominated loans, debentures and corporate bonds are exposed to exchange rate risk. DBJ Inc. mitigates this risk by matching foreign currency investments and loans with foreign currency corporate bonds and currency-related transactions.

DBJ Inc. utilizes derivative financial transactions such as interest-rate swap agreements and currency swap agreements in order to hedge or control the risks related to interest and currency. As for hedge accounting, DBJ Inc. applies the deferral hedge method or the accrual method to interest-rate swaps, and the assignment method to foreign currency swaps. Hedged items of interest-rate swaps are loans, securities, borrowings, debentures and corporate bonds. Hedged items of foreign currency swaps are foreign-currency denominated loans, debentures and corporate bonds. According to the risk management policy, DBJ Inc. evaluates the effectiveness of the hedges by testing whether the derivatives are effective in reducing the risks associated with the hedged items.

(3) Risk Management for Financial Instruments

(i) Credit Risk Management

In accordance with the internal guidelines, DBJ Inc. utilizes credit exposure management and portfolio management for investments and loans. When making an investment or loan, DBJ Inc. examines the entity’s viability and the entity’s project’s profitability. After that, DBJ Inc. sets ratings along with an internal rating system, grants credit amount, sets collateral and guarantee. The sales and credit analysis departments hold separate roles in the screening and administering of credit for individual loans and each department keeps the operations of the other in check. The Committee on Investment and Loan Decisions meets as needed to deliberate important issues concerning the management and governance of individual loans. DBJ Inc. performs a comprehensive analysis of data based on borrower ratings, and calculates the loan portfolio’s overall exposure to credit risk, which is measured regularly to ensure that such risk remains within specified range of capital.

The credit risk of securities is managed in the same way as that of loans. In addition, DBJ Inc. regularly examines total risk which takes into account the market value of the securities. As for counterparty risk arising from derivative transactions, DBJ Inc. manages derivative transactions by continually monitoring the cost of restructuring its transactions and the creditworthiness of each counterparty. Additionally, DBJ Inc. diversifies transactions among several counterparties to manage counterparty risk.

(ii) Market Risk Management

1) Interest Rate Risk Management

DBJ Inc. manages interest rate risk by asset/liability management. Details of risk management methods and procedures are determined on internal rules, and Management Committee and ALM & Risk Management Committee determine policies related to asset/liability management, monitoring of implementation and future plans. In addition, the risk management department monitors the interest rate and term of financial assets/liabilities overall. ALM & Risk Management Committee conducts regular monitoring with cash flow ladder analyses (gap analysis), value at risk (VaR), interest rate sensitivity analyses (basis point value), and other methods. As a part of asset/liability management, interest-rate swaps are executed to hedge interest rate risk.

2) Foreign Exchange Risk Management

Foreign currency investments, loans and bonds are exposed to the exchange rate risk, therefore those risks are hedged or controlled not only by offsetting some foreign currency denominated investments and loans as foreign currency denominated corporate bonds and debentures but also by making currency-related transactions.

3) Price Volatility Risk Management

When DBJ Inc. acquires financial assets entailing price volatility risk such as securities with readily available market quotations, it follows in-house regulations and policies which have been developed taking into account market fluctuation risks, and the risk management department is involved in decisions, as necessary. Through regular monitoring, price volatility risks are reviewed on a timely basis and reported to ALM & Risk Management Committee periodically.

4) Derivative Transactions

About derivative transactions, the front office, the back office and the risk management department are separated from each other, and each department keeps the operations of the other in check based on in-house regulations.

5) Quantitative Information about Market Risk

DBJ Inc. has not been engaged in trading activities, and all the assets and liabilities are financial instruments other than for trading purposes.

Market risk volume (estimated loss) is based on VaR using the historical simulation method (holding period of 1 year, observation period of 5 years, and confidence interval of 99.9%). The amount of market risk (risks pertaining to the changes in interest rates, foreign exchanges and market prices) as of March 31, 2013 and 2012 was ¥20,710 million ($220,211 thousand) and ¥41,484 million, respectively. Such measurements are conducted by the risk management department on a regular basis and reported to ALM & Risk Management Committee to utilize for establishing ALM operating policies.

DBJ Inc. conducts backtesting to compare the VaR calculated by the model with hypothetical performances calculated based on the actual market movements and confirms that the measurement models in use capture the market risk with sufficient accuracy. VaR measures the market risk volume under a definite probability of incidence calculated statistically based on the historical market movements and accordingly, and therefore there may be cases where market risk cannot be captured in such situations as when market conditions are changing dramatically beyond what was experienced historically.

(iii) Liquidity Risk Management on Financing

The risk management department monitors the possession level of cash liquidity and reports it to the ALM & Risk Management Committee periodically in line with in-house regulations of liquidity risk management on financing. The ALM & Risk Management Committee manages the liquidity risk by appropriate operations of financing and investing depending on the situations of risks.

(4) Supplementary Explanation on Fair Value of Financial Instruments

The fair value of financial instruments is measured at the quoted market price. If the quoted price is not available, DBJ Inc. measures reasonably assessed price. Because assessed price is computed using certain assumptions, price could differ if different assumptions are used.

(b) Fair Values Information of Financial Instruments

The following are the carrying amount, fair value and differences between them as of March 31, 2013 and 2012. Unlisted equities and others, whose fair value cannot be reliably determined, are excluded from the table below (see (2)).

	Millions of Yen
	2013
	Carrying amount	Fair value	Difference
Cash and due from banks	¥154,564	¥154,564	¥—
Call loans and bills bought	84,000	84,000	—
Reverse repurchase agreements	165,975	165,975	—
Securities
Held-to-maturity debt securities	761,172	787,816	26,644
Available-for-sale securities	292,950	292,950	—
Loans	13,918,224
Allowance for loan losses*[1]	(145,762)

	13,772,462	14,468,156	695,694

Total assets	¥15,231,125	¥15,953,464	¥722,338

Debentures	3,053,277	3,216,468	163,191
Borrowed money	9,348,398	9,515,836	167,438
Short-term bonds	43,997	43,997	—
Corporate bonds	871,256	876,726	5,470

Total liabilities	¥13,316,929	¥13,653,030	¥336,100

Derivative transactions*[2]
Derivative transactions not qualifying for hedge accounting	2,610	2,610	—
Derivative transactions qualifying for hedge accounting	46,452	46,452	—

Total derivative transactions	¥49,063	¥49,063	¥—

	Millions of Yen
	2012
	Carrying amount	Fair value	Difference
Cash and due from banks	¥175,618	¥175,618	¥—
Call loans and bills bought	89,500	89,500	—
Reverse repurchase agreements	152,889	152,889	—
Securities
Held-to-maturity debt securities	672,405	695,762	23,357
Available-for-sale securities	213,894	213,894	—
Loans	13,645,469
Allowance for loan losses*[1]	(149,928)

	13,495,540	14,113,871	618,330

Total assets	¥14,799,848	¥15,441,536	¥641,687

Debentures	3,130,495	3,260,653	130,158
Borrowed money	9,170,553	9,290,125	119,571
Short-term bonds	50,999	50,999	—
Corporate bonds	541,327	544,484	3,157

Total liabilities	¥12,893,376	¥13,146,263	¥252,887

Derivative transactions*[2]
Derivative transactions not qualifying for hedge accounting	12,904	12,904	—
Derivative transactions qualifying for hedge accounting	36,871	36,871	—

Total derivative transactions	¥49,776	¥49,776	¥—

	Thousands of U.S. Dollars
	2013
	Carrying amount	Fair value	Difference
Cash and due from banks	$1,643,432	$1,643,432	$—
Call loans and bills bought	893,142	893,142	—
Reverse repurchase agreements	1,764,761	1,64,761	—
Securities
Held-to-maturity debt securities	8,093,274	8,376,574	283,300
Available-for-sale securities	3,114,835	3,114,835	—
Loans	147,987,505
Allowance for loan losses*[1]	(1,549,841)

	146,437,664	153,834,731	7,397,067

Total assets	$161,947,108	$169,627,475	$7,680,367

Debentures	32,464,404	34,199,559	1,735,155
Borrowed money	99,398,174	101,178,489	1,780,315
Short-term bonds	467,815	467,815	—
Corporate bonds	9,263,758	9,321,921	58,165

Total liabilities	$147,594,149	$145,167,783	$3,573,635

Derivative transactions*[2]
Derivative transactions not qualifying for hedge accounting	27,760	27,760	—
Derivative transactions qualifying for hedge accounting	493,914	493,914	—

Total derivative transactions	$521,674	$521,674	$—

*1.	General and specific allowances for loan losses are deducted. Allowance for loan losses is set off against the carrying amount directly due to immateriality.
*2.	Assets and liabilities arising from derivative transactions are presented on a net basis.

(1) Following are the methods used to calculate the fair values of financial instruments:

Assets

(i) Cash and due from banks

For deposits without maturity, the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. For deposits with maturity, the carrying amount is presented as the fair value, as the fair value approximates such carrying amount because the remaining maturity period of the majority of such deposits is short (maturity within 1 year).

(ii) Call loans and bills bought and Reverse repurchase agreements

For each of these items, the majority of transactions are short contract terms (1 year or less). Thus, the carrying amount is presented as the fair value, as the fair value approximates such carrying amount.

(iii) Securities

The fair value of marketable equity securities is measured at the market price. The fair value of bonds is measured at the market price or the quoted price from third party. For bonds without such price, the fair value is determined by discounting contractual cash flows at the rates that consist of the risk free rate and the credit risk premium that is based on types of securities, internal ratings and maturity length.

(iv) Loans

The fair value of loans is determined by discounting contractual cash flows at the rates that consist of the risk free rate and the credit risk premium that is based on types of loans, internal ratings and maturity length. Foreign currency swap contracts which meet the hedging requirements of the assignment method is qualified to loans, the contractual cash flows are based on the interest rate swap and foreign currency swap. For loans which are short contract terms (1 year or less), the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. With respect to the claims on debtors who are likely to become bankrupt or to be closely monitored, and for which future cash flows can reasonably be estimated, the fair values are determined by discounting expected cash flows that reflect expected loss at the risk free rate. For loans to obligors “legally bankrupt,” “effectively bankrupt” and “possibly bankrupt,” the reserve is provided based on the discounted cash flow method, or based on amounts expected to be collected through the disposal of collateral or execution of guarantees, carrying value net of the reserve as of the consolidated balance sheet date is the reasonable estimate of the fair values of those loans.

Liabilities

(i) Debentures

For floating rate debentures issued by DBJ Inc., the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. This is on the basis that the market interest rate is reflected in the fair value of such debentures because the terms of these were set within a short time period and that there has been no significant change in the creditworthiness of DBJ Inc. before and after the issuance. For fixed rate debentures with market prices, the fair value is determined based on their market price. For fixed rate debentures without market prices, the fair value is determined by discounting contractual cash flows based on types of maturity lengths (when interest rate swap contracts which meet the hedging requirements of the accrual method is qualified to debentures, the contractual cash flows are based on the interest rate swap) at the rates that consist of the risk free rate and the rate of certain costs applicable to DBJ Inc. Certain foreign currency denominated debentures are translated using the forward contract rates and the present value of the contractual cash flows is computed regarding them as Japanese yen denominated debentures.

(ii) Borrowed money

For floating rate borrowed money, the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. This is on the basis that the market interest rate is reflected in the fair value of such borrowed money because the terms of these were set within a short time period for such variable rate borrowings and that there has been no significant change in the creditworthiness of DBJ Inc. nor consolidated subsidiaries before and after such borrowings were made. For fixed rate borrowed money, the fair values are determined by discounting contractual cash flows based on types of maturity lengths (when interest rate swap contracts which meet the hedging requirements of the accrual method is qualified to borrowings, the contractual cash flows are based on the interest rate swap) at the rates that consist of the risk free rate and the rate of certain costs applicable to DBJ Inc. or consolidated subsidiaries.

(iii) Short-term corporate bonds

The carrying amount is presented as the fair value, as the fair value approximates such carrying amount because of the short contract terms (1 year or less).

(iv) Corporate bonds

For floating rate corporate bonds issued by DBJ Inc., the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. This is on the basis that the market interest rate is reflected in the interest rate set within a short time period and that there has been no significant change in the creditworthiness of us before and after the issuance. For fixed rate corporate bonds with market prices, the fair value is determined based on their market price. For fixed rate corporate bonds without market prices, the fair value is determined by discounting contractual cash flows based on types of maturity lengths (when interest rate swap contracts which meet the hedging requirements of the accrual method is qualified to corporate bonds, the contractual cash flows are based on the interest rate swap) at the rates that consist of the risk free rate and the rate of certain costs applicable to DBJ Inc. Certain foreign currency denominated corporate bonds are translated using the forward contract rates and the present value of the contractual cash flows is computed regarding them as Japanese yen denominated corporate bonds.

Derivatives

The information of the fair values for derivatives is included in Note 29.

(2) Following are the financial instruments whose fair value cannot be reliably determined as of March 31, 2013 and 2012:

These securities are not included in the amount in the table summarizing fair values of financial instruments.

	Carrying amount
	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Money held in trust*[1]	¥175,335	¥24,423	$1,864,282
Unlisted equities*[2,3]	127,873	127,999	1,359,634
Investments in limited partnerships and other similar partnerships*[1,3]	124,053	126,977	1,319,018
Unlisted other securities*[2,3]	51,008	35,346	542,355
Industrial investment borrowed money (Special Account for FILP)*[4]	100,000	—	1,063,264

Total	¥578,271	¥314,746	$6,148,553

*1.	Assets in trust and partnership assets which consist of financial instruments, whose fair value cannot be reliably determined, such as unlisted equities and other securities, are not subject to disclosing of fair values.
*2.	Financial instruments for which the quoted price is not available and fair value cannot be reliably determined, are not subject to disclosing of fair values.
*3.	Impairment loss on financial instruments whose fair value cannot be reliably determined for the year ended March 31, 2013 and 2012 was ¥1,866 million ($19,848 thousand) and ¥6,803 million, respectively. The breakdown is: unlisted equities ¥272 million ($2,898 thousand) and ¥6,685 million, unlisted other securities ¥1,594 million ($16,950 thousand) and ¥117 million for the years ended March 31, 2013 and 2012, respectively.
*4.	For the industrial investment borrowed money (Special Account for FILP), the interest rate is not determined at the time of borrowing, but total amount of interest expense will be determined at the time of final repayment. Accordingly, since the future cash flows cannot be reasonably estimated and the fair value is extremely difficult to identify, it is not subject to the fair value disclosure requirement.

(3) Maturity analysis for financial assets and securities with contractual maturities as of March 31, 2013 are as follows:

	Millions of Yen
	2013
	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years through 7 years	Due after 7 years through 10 years	Due after 10 years
Due from banks	¥154,560	¥—	¥—	¥—	¥—	¥—
Call loans and bills bought	84,000	—	—	—	—	—
Securities
Held-to-maturity debt securities with market values	33,777	269,897	217,029	166,526	38,575	35,367
Japanese government bonds	—	—	82,447	40,502	15,375	35,367
Japanese local government bonds	—	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—	—
Corporate bonds	28,511	127,000	100,275	39,683	13,200	—
Other	5,265	142,897	34,306	86,340	10,000	—
Available-for-sale securities with contractual maturities*	85,532	33,042	25,644	24,489	65,715	2,838
Japanese government bonds	79,992	—	—	2,143	65,715	—
Japanese local government bonds	—	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—	—
Corporate bonds	1,005	28,749	25,639	22,345	—	—
Other	4,535	4,293	5	—	—	2,838
Loans*	2,136,526	3,993,141	3,070,054	2,148,952	1,670,645	775,614

Total	¥2,494,397	¥4,296,081	¥3,312,728	¥2,339,968	¥1,774,936	¥813,820

	Thousands of U.S. Dollars
	2013
	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years through 7 years	Due after 7 years through 10 years	Due after 10 years
Due from banks	$1,643,388	$—	$—	$—	$—	$—
Call loans and bills bought	893,142	—	—	—	—	—
Securities
Held-to-maturity debt securities with market values	359,143	2,869,722	2,307,595	1,770,613	410,155	376,048
Japanese government bonds	—	—	876,635	430,644	163,477	376,048
Japanese local government bonds	—	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—	—
Corporate bonds	303,156	1,350,346	1,066,188	421,940	140,351	—
Other	55,966	1,519,376	364,771	918,028	106,326	—
Available-for-sale securities with contractual maturities*	909,434	351,327	272,673	260,387	698,733	30,179
Japanese government bonds	850,526	—	—	22,794	698,733	—
Japanese local government bonds	—	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—	—
Corporate bonds	10,689	305,681	272,615	237,592	—	—
Other	48,219	45,646	58	—	—	30,179
Loans*	22,716,927	42,457,647	32,642,792	22,849,045	17,763,377	8,246,836

Total	$26,522,033	$45,678,696	$35,223,060	$24,880,044	$18,872,264	$8,653,062

*	Obligations to “Legally Bankrupt,” “Effectively Bankrupt” and “Possibly Bankrupt” amount to ¥123,288 million ($1,310,881 thousand) are not included as of March 31, 2013. The breakdown is: available-for-sale securities with contractual maturities ¥0 million ($0 thousand) and loans ¥123,288 million ($1,310,881 thousand).

(4) Maturity analysis for Debentures, Borrowed money and Other Liability with Interest as of March 31, 2013 are as follows:

	Millions of Yen
	2013
	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years through 7 years	Due after 7 years through 10 years	Due after 10 years
Borrowed money	¥1,356,147	¥2,467,417	¥2,051,185	¥1,191,488	¥1,202,029	¥1,180,129
Short-term corporate bonds	43,997	—	—	—	—	—
Debentures and corporate bonds	297,445	945,377	1,185,166	516,516	524,809	455,217

Total	¥1,697,590	¥3,412,794	¥3,236,352	¥1,708,005	¥1,726,839	¥1,635,347

	Thousands of U.S. Dollars
	2013
	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years through 7 years	Due after 7 years through 10 years	Due after 10 years
Borrowed money	$14,419,429	$26,235,165	$21,809,524	$12,668,671	$12,780,751	$12,547,899
Short-term corporate bonds	467,815	—	—	—	—	—
Debentures and corporate bonds	3,162,628	10,051,859	12,601,453	5,491,940	5,580,114	4,840,165

Total	$18,049,872	$36,287,024	$34,410,977	$18,160,610	$18,360,866	$17,388,064

29. DERIVATIVE TRANSACTIONS

(a) Derivative Transactions to which Hedge Accounting is not applied

(1) Interest Rate-related Transactions

	Millions of Yen
	2013
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Swaps
Receive fixed/ Pay float	¥744,028	¥671,665	¥21,658	¥21,658
Receive float/ Pay fixed	742,336	670,821	(16,863)	(16,863)

Total	—	—	¥4,795	¥4,795

	Millions of Yen
	2012
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Swaps
Receive fixed/ Pay float	¥590,096	¥507,934	¥17,267	¥17,267
Receive float/ Pay fixed	588,298	506,242	(13,908)	(13,908)

Total	—	—	¥3,358	¥3,358

	Thousands of U.S. Dollars
	2013
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Swaps
Receive fixed/ Pay float	$7,910,993	$7,141,578	$230,286	$230,286
Receive float/ Pay fixed	7,893,003	7,132,610	(179,300)	(179,300)

Total	—	—	$50,986	$50,986

*1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the consolidated statement of income.
*2.	Fair values for the over-the-counter transactions are based primarily on discounted present values.

(2) Currency-related Transactions

	Millions of Yen
	2013
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Swaps	¥97,497	¥97,497	¥1,972	¥1,972
Forwards
Sold	187,018	—	(3,654)	(3,654)
Bought	5,597	—	(39)	(39)

Total	—	—	¥(1,721)	¥(1,721)

	Millions of Yen
	2012
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Swaps	¥97,497	¥97,497	¥14,030	¥14,030
Forwards
Sold	107,290	—	(3,437)	(3,437)
Bought	8	—	(0)	(0)

Total	—	—	¥10,592	¥10,592

	Thousands of U.S. Dollars
	2013
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Swaps	$1,036,656	$1,036,656	$20,971	$20,971
Forwards
Sold	1,988,505	—	(38,853)	(38,853)
Bought	59,511	—	(422)	(422)

Total	—	—	$(18,304)	$(18,304)

*1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the consolidated statement of income.
*2.	Fair values are based primarily on discounted present values.

(3) Equity-related Transactions

Not applicable.

(4) Bond-related Transactions

Not applicable.

(5) Commodity-related Transactions

Not applicable.

(6) Credit Derivatives Transactions

	Millions of Yen
	2013
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Credit default options
Sold	¥61,673	¥56,673	¥(462)	¥(462)
Bought	—	—	—	—

Total	—	—	¥(462)	¥(462)

	Millions of Yen
	2012
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Credit default options
Sold	¥85,219	¥74,219	¥(895)	¥(895)
Bought	11,000	—	(150)	(150)

Total	—	—	¥(1,046)	¥(1,046)

	Thousands of U.S. Dollars
	2013
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Credit default options
Sold	$655,755	$602,592	$(4,921)	$(4,921)
Bought	—	—	—	—

Total	—	—	$(4,921)	$(4,921)

*1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the consolidated statement of income.
*2.	Fair values are based on discounted present values or the counterparties’ tendered price.
*3.	‘Sold’ means the underwriting of credit risk and ‘Bought’ means the transferring of credit risk.

(b) Derivative Transactions to which Hedge Accounting is applied

(1) Interest Rate-related Transactions

		Millions of Yen
		2013
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Deferral method Swaps	Debentures, Borrowed money, Securities and Loans
Receive fixed/ Pay float		¥459,741	¥453,983	¥50,582
Receive float/ Pay fixed		104,028	98,125	(4,129)

Accrual method Swaps	Debentures, Borrowed money, Corporate bonds and Loans
Receive fixed/ Pay float		654,397	638,047	*	[3]
Receive float/ Pay fixed		32,325	32,207

Total		—	—	¥46,452

		Millions of Yen
		2012
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Deferral method Swaps	Debentures, Borrowed money, Securities and Loans
Receive fixed/ Pay float		¥485,498	¥479,741	¥39,656
Receive float/ Pay fixed		66,529	61,028	(2,784)

Accrual method Swaps	Debentures, Borrowed money, Corporate bonds and Loans
Receive fixed/ Pay float		566,400	547,724	*	[3]
Receive float/ Pay fixed		444	325

Total		—	—	¥36,871

		Thousands of U.S. Dollars
		2013
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Deferral method Swaps	Debentures, Borrowed money, Securities and Loans
Receive fixed/ Pay float		$4,888,262	$4,827,046	$537,824
Receive float/ Pay fixed		1,106,094	1,043,336	(43,909)

Accrual method Swaps	Debentures, Borrowed money, Corporate bonds and Loans
Receive fixed/ Pay float		6,957,971	6,784,134	*	[3]
Receive float/ Pay fixed		343,710	342,450

Total		—	—	$493,914

*1.	DBJ Inc. applies the deferral method of hedge accounting primarily stipulated in “Accounting and Auditing Treatments on the Application of Accounting Standards for Financial Instruments in Banking Industry” (JICPA Industry Audit Committee Report No. 24).
*2.	Fair values for the over-the-counter transactions are based primarily on discounted present values.
*3.	The above interest rate swap contracts which qualify for the hedging requirements of the accrual method are not remeasured at fair value but the differential paid or received under the swap agreements are recognized and included in interest expense or income. In addition, the fair value of such interest rate swaps in Note 28 “Financial Instruments and Related Disclosures” is included in that of hedged items such as debentures, borrowed money, corporate bonds and loans.

(2) Currency-related Transactions

Millions of Yen
2013
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Translated at contractual rates	Foreign-currency debentures and Corporate bonds
Swaps		¥102,302	¥102,302	*

Total		—	—	—

Millions of Yen
2012
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Translated at contractual rates	Foreign-currency loans
Swaps		¥5,427	¥—	*

Total		—	—	—

Thousands of U.S. Dollars
2013
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Translated at contractual rates	Foreign-currency debentures and Corporate bonds
Swaps		$1,087,743	$1,087,743	*

Total		—	—	—

Note:	The above foreign currency swap contracts which qualify for the hedging requirements of assignment method are not subject to the disclosure of fair value information. In addition, the fair value of such foreign currency swaps in Note 28 “FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES” is included in that of hedged items such as foreign-currency debentures, corporate bonds and loans.

(3) Equity-related Transactions

Not applicable.

(4) Bond-related Transactions

Not applicable.

30. FAIR VALUE OF SECURITIES AND MONEY HELD IN TRUST

Fair value of securities, money held in trust and negotiable certificate of deposit classified as “Cash and due from banks” as of March 31, 2013 and 2012 is summarized below.

(a) Securities

(1) Held-to-maturity Debt Securities as of March 31, 2013

		Millions of Yen
		2013
		Carrying amount	Fair value	Difference
Fair value exceeds carrying amount	Japanese government bonds	¥173,691	¥185,432	¥11,740
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	261,070	265,930	4,860
	Other	187,756	200,643	12,886

Sub-total		622,519	652,006	29,487

Fair value does not exceed carrying amount	Japanese government bonds	—	—	—
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	47,600	47,332	(267)
	Other	91,053	88,477	(2,576)

Sub-total		138,653	135,809	(2,843)

Total		¥761,172	¥787,816	¥26,644

		Thousands of U.S. Dollars
		2013
		Carrying amount	Fair value	Difference
Fair value exceeds carrying amount	Japanese government bonds	$1,846,804	$1,971,637	$124,833
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	2,775,8670	2,827,548	51,681
	Other	1,996,352	2,133,371	137,019

Sub-total		6,619,023	6,932,556	313,533

Fair value does not exceed carrying amount	Japanese government bonds	—	—	—
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	506,114	503,272	(2,842)
	Other	968,137	940,745	(27,391)

Sub-total		1,474,250	1,444,018	(30,233)

Total		$8,093,274	$8,376,574	$283,300

(2) Held-to-maturity Debt Securities as of March 31, 2012

		Millions of Yen
		2012
		Carrying amount	Fair value	Difference
Fair value exceeds carrying amount	Japanese government bonds	¥174,461	¥182,231	¥7,769
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	134,420	141,047	6,626
	Other	134,405	147,887	13,482

Sub-total		443,288	471,166	27,878

Fair value does not exceed carrying amount	Japanese government bonds	—	—	—
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	169,250	166,282	(2,968)
	Other	59,866	58,312	(1,553)

Sub-total		229,116	224,595	(4,521)

Total		¥672,405	¥695,762	¥23,357

Note:	Fair value is based on the closing price at the consolidated balance sheet date.

(3) Available-for-sale Securities as of March 31, 2013

		Millions of Yen
		2013
		Carrying amount (Fair value)	Acquisition cost	Difference
Carrying amount exceeds cost	Equities	¥45,197	¥23,334	¥21,862
	Bonds	173,702	168,756	4,946
	Japanese government bonds	97,856	95,556	2,299
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	75,846	73,199	2,646
	Other	19,185	4,640	14,544

Sub-total		238,085	196,731	41,353

Carrying amount exceeds cost	Equities	2,699	2,873	(174)
	Bonds	51,888	51,943	(54)
	Japanese government bonds	49,995	49,996	(1)
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	1,893	1,946	(53)
	Other	30,277	30,492	(215)

Sub-total		84,865	85,309	(444)

Total		¥322,950	¥282,040	¥40,909

		Thousands of U.S. Dollars
		2013
		Carrying amount (Fair value)	Acquisition cost	Difference
Carrying amount exceeds cost	Equities	$480,564	$248,110	$232,454
	Bonds	1,846,920	1,794,324	52,596
	Japanese government bonds	1,040,474	1,016,022	24,453
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	806,446	778,303	28,143
	Other	203,989	49,338	154,651

Sub-total		2,531,473	2,091,772	439,700

Carrying amount exceeds cost	Equities	28,702	30,554	(1,852)
	Bonds	551,711	552,292	(581)
	Japanese government bonds	531,579	531,592	(13)
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	20,132	20,700	(568)
	Other	321,928	324,221	(2,292)

Sub-total		902,342	907,067	(4,725)

Total		$3,433,815	$2,998,839	$434,976

(4) Available-for-sale Securities as of March 31, 2012

		Millions of Yen
		2012
		Carrying amount (Fair value)	Acquisition cost	Difference
Carrying amount exceeds cost	Equities	¥36,467	¥19,193	¥17,273
	Bonds	109,333	103,156	6,176
	Japanese government bonds	22,572	22,241	330
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	86,761	80,914	5,846
	Other	10,376	4,716	5,659

Sub-total		156,177	127,067	29,109

Carrying amount exceeds cost	Equities	5,339	6,411	(1,071)
	Bonds	52,134	52,141	(7)
	Japanese government bonds	49,978	49,980	(2)
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	2,156	2,160	(4)
	Other	50,242	50,242	—

Sub-total		107,717	108,796	(1,078)

Total		¥263,894	¥235,863	¥28,030

Note:	Carrying amount above represents the fair values determined based on the closing price at the fiscal year-end.

(5) Available-for-sale Securities sold during the year ended March 31, 2013 and 2012

	Millions of Yen
	2013
	Proceeds from sales	Total amount of gains on sales	Total amount of losses on sales
Equities	¥43,523	¥18,006	¥91
Bonds	9,862	525	4
Japanese government bonds	—	—	—
Japanese local government bonds	—	—	—
Short-term corporate bonds	—	—	—
Corporate bonds	9,862	525	4
Other	6,024	1,409	96

Total	¥59,411	¥19,942	¥193

	Millions of Yen
	2012
	Proceeds from sales	Total amount of gains on sales	Total amount of losses on sales
Equities	¥29,932	¥1,858	¥1,803
Bonds	91,584	492	—
Japanese government bonds	91,070	477	—
Japanese local government bonds	—	—	—
Short-term corporate bonds	—	—	—
Corporate bonds	514	15	—
Other	1,789	995	1

Total	¥123,307	¥3,346	¥1,804

	Thousands of U.S. Dollars
	2013
	Proceeds from sales	Total amount of gains on sales	Total amount of losses on sales
Equities	$462,772	$191,459	$978
Bonds	104,864	5,592	49
Japanese government bonds	—	—	—
Japanese local government bonds	—	—	—
Short-term corporate bonds	—	—	—
Corporate bonds	104,864	5,592	49
Other	64,061	14,987	1,030

Total	$631,697	$212,038	$2,057

(b) Money Held in Trust

(1) Money Held in Trust for the Purpose of Investment

	Millions of Yen
	2013
	Carrying amount	Net unrealized gain on the consolidated statement of income
Money held in trust for the purpose of investment	¥70	¥12

	Millions of Yen
	2012
	Carrying amount	Net unrealized gain on the consolidated statement of income
Money held in trust for the purpose of investment	¥43	¥4

	Thousands of U.S. Dollars
	2013
	Carrying amount	Net unrealized gain on the consolidated statement of income
Money held in trust for the purpose of investment	$750	$130

(2) Other (other than for the purpose of investment and held to maturity)

	Millions of Yen
	2013
	Carrying amount	Acquisition cost	Unrealized gains (losses)
			Net	Carrying amount exceeds cost	(Carrying amount does not exceed cost)
Other money held in trust	¥175,265	¥170,969	¥4,295	¥4,295	¥—

	Millions of Yen
	2012
	Carrying amount	Acquisition cost	Unrealized gains (losses)
			Net	Carrying amount exceeds cost	(Carrying amount does not exceed cost)
Other money held in trust	¥24,379	¥21,470	¥2,909	¥2,909	¥—

	Thousands of U.S. Dollars
	2012
	Carrying amount	Acquisition cost	Unrealized gains (losses)
			Net	Carrying amount exceeds cost	(Carrying amount does not exceed cost)
Other money held in trust	$1,863,533	$1,817,861	$45,672	$45,672	$—

(c) Unrealized Gain on Available-for-sale Securities

The breakdown of unrealized gain on available-for-sale securities is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
Unrealized gain on
available-for-sale securities	¥47,124	¥26,159	¥501,055
Other money held in trust	4,295	2,909	45,672
Deferred tax liabilities	(12,952)	(7,052)	(137,717)

Unrealized gain on available-for-sale securities before interest adjustments	38,467	22,015	409,011

Amount corresponding to minority interests	(1,606)	(2,695)	(17,076)
DBJ Inc.’s interest in net unrealized gain on available-for-sale securities held by affiliates accounted for by the equity method	11	(7)	125

Unrealized gain on available-for-sale securities, net of taxes	¥36,873	¥19,313	¥392,060

Note:	Unrealized gain includes foreign currency translation adjustments on non-marketable securities denominated in foreign currency.

31. RELATED PARTY TRANSACTIONS

Related party transactions for the years ended March 31, 2013 and 2012 are as follows:

				Amounts of the transactions		Balance at March 31, 2013
Related party	Category	Description	Account item	Millions of Yen	Thousands of U.S. Dollars	Millions of Yen	Thousands of U.S. Dollars
Finance Minister	Shareholder	Subscription of capital increase*[1]	—	¥19,165	$203,775	¥—	$—

		Borrowings*[2]	Borrowed money	600,000	6,379,585	4,466,008	47,485,468
		Repayments		711,277	7,562,755

		Payment for interest	Accrued expenses	59,235	629,829	15,633	166,227

		Guarantees*[3]	—	2,450,189	26,051,990	—	—

*1.	It consists of subscription due to redemption of government compensation bonds.
*2.	DBJ Inc. has borrowed from the fiscal investment and loan program funds, and applied interest rates for fiscal investment and loan. The last redemption period is January 20, 2033 without putting up collateral.
*3.	The guarantees are for debentures issued by DBJ Inc. free of guarantee charge.
*4.	According to Article 2, item 5 of the Japan Finance Corporation Act, DBJ Inc. has borrowed ¥3,907,329 million ($41,545,231 thousand) from Japan Finance Corporation relating to the crisis response business.

				Amounts of the transactions	Balance at March 31, 2012
Related party	Category	Description	Account item	Millions of Yen	Millions of Yen
Finance Minister	Shareholder	Subscription of capital increase*[1]	—	¥6,594	¥—

		Borrowings*[2]	Borrowed money	500,000
		Repayments		789,299	4,577,285

		Payment for interest	Accrued expenses	68,915	17,299

		Guarantees*[3]	—	2,257,667	—

*1.	It consists of subscription due to redemption of government compensation bonds in an amount of ¥6,170 million and subscription for third party allotment of capital increase (¥50,000 per share) in an amount of ¥424 million.
*2.	DBJ Inc. has borrowed from the fiscal investment and loan program funds, and applied interest rates for fiscal investment and loan. The last redemption period is January 20, 2032 without putting up collateral.
*3.	The guarantees are for debentures issued by DBJ Inc. free of guarantee charge.
*4.	According to Article 2, item 5 of the Japan Finance Corporation Act, DBJ Inc. has borrowed ¥3,711,361 million from Japan Finance Corporation relating to the crisis response business.

32. SUBSEQUENT EVENT

On June 27, 2013, the shareholders meeting resolved the following appropriations of retained earnings. After that, the timing and amounts for dividends were authorized by the Finance Minister on the same day: Appropriations of Retained earnings as of March 31, 2013

	Millions of Yen	Thousands of U.S. Dollars
Year-end cash dividends-Common stock (¥808-$8.59 per share)	¥35,254	$374,853

SUPPLEMENTAL INFORMATION OF DEVELOPMENT BANK OF JAPAN INC.

Outstanding Bonds

Yen amounts in millions
Guaranteed foreign bonds as of March 31, 2013

Floating rate Dollar obligations
Guaranteed Bonds due 2014 $350,000,000 issued in 2009	¥32,918

Subtotal	¥32,918

Fixed rate Dollar obligations
Guaranteed Bonds due 2015 $1,000,000,000 issued in 2010	¥94,050
Guaranteed Bonds due 2016 $500,000,000 issued in 2011	¥47,025
Guaranteed Bonds due 2016 $1,000,000,000 issued in 2011	¥94,050
Guaranteed Bonds due 2017 $500,000,000 issued in 2012	¥47,025
Guaranteed Bonds due 2019 $500,000,000 issued in 2012	¥47,025
Guaranteed Bonds due 2018 $1,00,000,000 issued in 2013	¥94,050

Subtotal	¥423,225
Total	¥456,143

Non-guaranteed foreign bonds as of March 31, 2013

Floating rate Dollar obligations
Non-guaranteed Bonds due 2014 $10,000,000 issued in 2009	¥941
Non-guaranteed Bonds due 2014 $30,000,000 issued in 2009	¥2,822
Non-guaranteed Bonds due 2014 $10,000,000 issued in 2009	¥941
Non-guaranteed Bonds due 2013 $20,000,000 issued in 2009	¥1,881
Non-guaranteed Bonds due 2013 $20,000,000 issued in 2009	¥1,881
Non-guaranteed Bonds due 2015 $5,000,000 issued in 2010	¥470
Non-guaranteed Bonds due 2015 $50,000,000 issued in 2010	¥4,703
Non-guaranteed Bonds due 2015 $50,000,000 issued in 2010	¥4,703
Non-guaranteed Bonds due 2015 $50,000,000 issued in 2010	¥4,703
Non-guaranteed Bonds due 2014 $20,000,000 issued in 2011	¥1,881
Non-guaranteed Bonds due 2016 $20,000,000 issued in 2011	¥1,881
Non-guaranteed Bonds due 2016 $30,000,000 issued in 2011	¥2,822
Non-guaranteed Bonds due 2016 $20,000,000 issued in 2011	¥1,881
Non-guaranteed Bonds due 2016 $20,000,000 issued in 2011	¥1,881
Non-guaranteed Bonds due 2016 $20,000,000 issued in 2011	¥1,881
Non-guaranteed Bonds due 2018 $20,000,000 issued in 2011	¥1,881
Non-guaranteed Bonds due 2018 $10,000,000 issued in 2011	¥941
Non-guaranteed Bonds due 2019 $20,000,000 issued in 2012	¥1,881
Non-guaranteed Bonds due 2019 $20,000,000 issued in 2012	¥1,881
Non-guaranteed Bonds due 2015 $20,000,000 issued in 2012	¥1,881
Non-guaranteed Bonds due 2019 $20,000,000 issued in 2012	¥1,881
Non-guaranteed Bonds due 2015 $20,000,000 issued in 2012	¥1,881
Non-guaranteed Bonds due 2019 $20,000,000 issued in 2012	¥1,881
Non-guaranteed Bonds due 2015 $50,000,000 issued in 2012	¥4,703
Non-guaranteed Bonds due 2017 $120,000,000 issued in 2012	¥11,286

Subtotal	¥65,365

		Yen amounts in millions
Floating rate Japanese yen obligations
Non-guaranteed Bonds due 2014 ¥5,000,000,000 issued in 2009		¥5,000
Subtotal		¥5,000

Fixed rate Dollar obligations
Non-guaranteed Bonds due 2017 $120,000,000 issued in 2012	1.736%	¥11,286
Subtotal		¥11,286

Fixed rate Euro obligations
Non-guaranteed Bonds due 2018 €100,000,000 issued in 2013	1.293%	¥12,073
Subtotal		¥12,073

Total		¥93,724

Total foreign bonds		¥549,866

		Yen amounts in millions
Guaranteed domestic bonds as of March 31, 2013

Fixed rate Japanese yen obligations
Guaranteed Bonds due 2018 ¥30,000,000,000 issued in 2008	1.6%	¥30,000
Guaranteed Bonds due 2018 ¥30,000,000,000 issued in 2008	1.4%	¥30,000
Guaranteed Bonds due 2023 ¥30,000,000,000 issued in 2008	2.1%	¥30,000
Guaranteed Bonds due 2024 ¥30,000,000,000 issued in 2009	1.8%	¥30,000
Guaranteed Bonds due 2019 ¥50,000,000,000 issued in 2009	1.4%	¥50,000
Guaranteed Bonds due 2019 ¥50,000,000,000 issued in 2009	1.2%	¥50,000
Guaranteed Bonds due 2020 ¥50,000,000,000 issued in 2010	1.4%	¥50,000
Guaranteed Bonds due 2016 ¥30,000,000,000 issued in 2010	0.4%	¥30,000
Guaranteed Bonds due 2020 ¥50,000,000,000 issued in 2010	1.1%	¥50,000
Guaranteed Bonds due 2017 ¥30,000,000,000 issued in 2011	0.5%	¥30,000
Guaranteed Bonds due 2021 ¥50,000,000,000 issued in 2011	1.0%	¥50,000
Guaranteed Bonds due 2017 ¥30,000,000,000 issued in 2011	0.4%	¥30,000
Guaranteed Bonds due 2018 ¥20,000,000,000 issued in 2012	0.4%	¥20,000
Guaranteed Bonds due 2022 ¥50,000,000,000 issued in 2012	0.9%	¥50,000
Guaranteed Bonds due 2018 ¥30,000,000,000 issued in 2012	0.283%	¥30,000
Guaranteed Bonds due 2022 ¥40,000,000,000 issued in 2012	0.819%	¥40,000
Guaranteed Bonds due 2018 ¥30,000,000,000 issued in 2012	0.257%	¥30,000
Guaranteed Bonds due 2019 ¥40,000,000,000 issued in 2013	0.24%	¥40,000
Guaranteed Bonds due 2023 ¥20,000,000,000 issued in 2013	0.668%	¥20,000

Subtotal		¥690,000

4. Non-guaranteed domestic bonds as of March 31, 2013

(1) Fixed rate Japanese yen obligations
Non-guaranteed Bonds due 2013 ¥24,000,000,000 issued in 2008	1.367%	¥24,000
Non-guaranteed Bonds due 2014 ¥40,000,000,000 issued in 2009	1.158%	¥40,000
Non-guaranteed Bonds due 2019 ¥10,000,000,000 issued in 2009	1.745%	¥10,000
Non-guaranteed Bonds due 2014 ¥10,000,000,000 issued in 2009	0.847%	¥10,000
Non-guaranteed Bonds due 2014 ¥20,000,000,000 issued in 2009	0.774%	¥20,000
Non-guaranteed Bonds due 2013 ¥20,000,000,000 issued in 2010	0.330%	¥20,000
Non-guaranteed Bonds due 2015 ¥20,000,000,000 issued in 2010	0.627%	¥20,000
Non-guaranteed Bonds due 2013 ¥20,000,000,000 issued in 2010	0.247%	¥20,000
Non-guaranteed Bonds due 2015 ¥20,000,000,000 issued in 2010	0.336%	¥20,000
Non-guaranteed Bonds due 2014 ¥30,000,000,000 issued in 2011	0.460%	¥30,000
Non-guaranteed Bonds due 2016 ¥30,000,000,000 issued in 2011	0.711%	¥30,000
Non-guaranteed Bonds due 2015 ¥10,000,000,000 issued in 2011	0.480%	¥10,000
Non-guaranteed Bonds due 2013 ¥10,000,000,000 issued in 2011	0.285%	¥10,000
Non-guaranteed Bonds due 2014 ¥20,000,000,000 issued in 2011	0.298%	¥20,000
Non-guaranteed Bonds due 2016 ¥20,000,000,000 issued in 2011	0.476%	¥20,000
Non-guaranteed Bonds due 2018 ¥10,000,000,000 issued in 2011	0.636%	¥10,000
Non-guaranteed Bonds due 2014 ¥20,000,000,000 issued in 2011	0.283%	¥20,000
Non-guaranteed Bonds due 2016 ¥20,000,000,000 issued in 2011	0.445%	¥20,000
Non-guaranteed Bonds due 2015 ¥20,000,000,000 issued in 2012	0.313%	¥20,000
Non-guaranteed Bonds due 2017 ¥40,000,000,000 issued in 2012	0.460%	¥40,000
Non-guaranteed Bonds due 2014 ¥10,000,000,000 issued in 2012	0.241%	¥10,000
Non-guaranteed Bonds due 2019 ¥10,000,000,000 issued in 2012	0.692%	¥10,000
Non-guaranteed Bonds due 2015 ¥50,000,000,000 issued in 2012	0.272%	¥50,000
Non-guaranteed Bonds due 2017 ¥60,000,000,000 issued in 2012	0.425%	¥60,000
Non-guaranteed Bonds due 2019 ¥20,000,000,000 issued in 2012	0.573%	¥20,000
Non-guaranteed Bonds due 2015 ¥40,000,000,000 issued in 2012	0.186%	¥40,000
Non-guaranteed Bonds due 2017 ¥30,000,000,000 issued in 2012	0.276%	¥30,000
Non-guaranteed Bonds due 2015 ¥20,000,000,000 issued in 2012	0.176%	¥20,000
Non-guaranteed Bonds due 2017 ¥40,000,000,000 issued in 2012	0.280%	¥40,000
Non-guaranteed Bonds due 2022 ¥10,000,000,000 issued in 2012	0.781%	¥10,000
Non-guaranteed Bonds due 2016 ¥35,000,000,000 issued in 2013	0.166%	¥35,000
Non-guaranteed Bonds due 2018 ¥35,000,000,000 issued in 2013	0.244%	¥35,000

Subtotal		¥774,000
Total domestic bonds		¥1,464,000

Total bonds		¥2,013,866

(1)	Translations of actual foreign currency amounts into yen amounts have been made in accordance with the method stated in Note 1 of “Notes to Consolidated Financial Statements”.

Outstanding Bonds of the Predecessor

		Yen amounts in millions
Guaranteed foreign bonds as of March 31, 2013

Fixed rate Dollar obligations
Guaranteed Bonds due 2015 $700,000,000 issued in 2005	4.25%	¥65,835
Guaranteed Bonds due 2017 $900,000,000 issued in 2007	5.13%	¥84,645

Subtotal		¥150,480

Fixed rate Japanese yen obligations
Guaranteed Bonds due 2028 ¥25,000,000,000 issued in 1998(2)	1.81%	¥25,000
Guaranteed Bonds due 2022 ¥75,000,000,000 issued in 2002	1.70%	¥75,000
Guaranteed Bonds due 2022 ¥30,000,000,000 issued in 2003	1.70%	¥30,000
Guaranteed Bonds due 2023 ¥75,000,000,000 issued in 2003	1.05%	¥75,000
Guaranteed Bonds due 2014 ¥75,000,000,000 issued in 2004	1.60%	¥75,000
Guaranteed Bonds due 2026 ¥50,000,000,000 issued in 2006	2.30%	¥50,000
Guaranteed Bonds due 2026 ¥25,000,000,000 issued in 2006	2.30%	¥25,000
Guaranteed Bonds due 2017 ¥75,000,000,000 issued in 2007	1.75%	¥75,000

Subtotal		¥430,000

Fixed rate Euro obligations
Guaranteed Bonds due 2027 EUR700,000,000 issued in 2007	4.75%	¥84,511

Subtotal		¥84,511
Total		¥664,991

Non-guaranteed foreign bonds as of March 31, 2013

Fixed rate Japanese yen obligations
Non-guaranteed Bonds due 2023 ¥2,000,000,000 issued in 2008	2.032%	¥2,000

Subtotal		¥2,000
Total		¥2,000

Total foreign bonds		¥666,991

		Yen amounts in millions
Guaranteed domestic bonds as of March 31, 2013

Fixed rate Japanese yen obligations
Guaranteed Bonds due 2014 ¥30,000,000,000 issued in 2004	1.3%	¥30,000
Guaranteed Bonds due 2014 ¥30,000,000,000 issued in 2004	1.8%	¥30,000
Guaranteed Bonds due 2015 ¥20,000,000,000 issued in 2005	1.3%	¥20,000
Guaranteed Bonds due 2015 ¥30,000,000,000 issued in 2005	1.4%	¥30,000
Guaranteed Bonds due 2016 ¥13,000,000,000 issued in 2006	1.6%	¥13,000
Guaranteed Bonds due 2021 ¥30,000,000,000 issued in 2006	2.1%	¥30,000
Guaranteed Bonds due 2016 ¥50,000,000,000 issued in 2006	2.0%	¥50,000
Guaranteed Bonds due 2021 ¥30,000,000,000 issued in 2006	2.1%	¥30,000
Guaranteed Bonds due 2021 ¥30,000,000,000 issued in 2006	2.0%	¥30,000
Guaranteed Bonds due 2017 ¥50,000,000,000 issued in 2007	1.8%	¥50,000
Guaranteed Bonds due 2022 ¥30,000,000,000 issued in 2007	2.1%	¥30,000
Guaranteed Bonds due 2017 ¥50,000,000,000 issued in 2007	1.9%	¥50,000
Guaranteed Bonds due 2022 ¥30,000,000,000 issued in 2007	2.1%	¥30,000
Guaranteed Bonds due 2022 ¥30,000,000,000 issued in 2007	2.0%	¥30,000
Guaranteed Bonds due 2018 ¥50,000,000,000 issued in 2008	1.6%	¥50,000
Guaranteed Bonds due 2023 ¥30,000,000,000 issued in 2008	2.2%	¥30,000
Guaranteed Bonds due 2018 ¥50,000,000,000 issued in 2008	1.6%	¥50,000

Subtotal		¥583,000

Non-guaranteed domestic bonds as of March 31, 2013

Fixed rate Japanese yen obligations
Non-guaranteed Bonds due 2013 ¥50,000,000,000 issued in 2003	1.58%	¥50,000
Non-guaranteed Bonds due 2018 ¥10,000,000,000 issued in 2003	1.83%	¥10,000
Non-guaranteed Bonds due 2014 ¥50,000,000,000 issued in 2004	1.59%	¥50,000
Non-guaranteed Bonds due 2014 ¥50,000,000,000 issued in 2004	1.52%	¥50,000
Non-guaranteed Bonds due 2015 ¥50,000,000,000 issued in 2005	1.40%	¥50,000
Non-guaranteed Bonds due 2020 ¥10,000,000,000 issued in 2005	1.70%	¥10,000
Non-guaranteed Bonds due 2015 ¥40,000,000,000 issued in 2005	1.65%	¥40,000
Non-guaranteed Bonds due 2016 ¥20,000,000,000 issued in 2006	1.98%	¥20,000
Non-guaranteed Bonds due 2016 ¥20,000,000,000 issued in 2007	1.86%	¥20,000
Non-guaranteed Bonds due 2019 ¥10,000,000,000 issued in 2007	1.93%	¥10,000
Non-guaranteed Bonds due 2036 ¥20,000,000,000 issued in 2007	2.63%	¥20,000
Non-guaranteed Bonds due 2017 ¥25,000,000,000 issued in 2007	1.80%	¥25,000
Non-guaranteed Bonds due 2037 ¥15,000,000,000 issued in 2007	2.67%	¥15,000
Non-guaranteed Bonds due 2047 ¥20,000,000,000 issued in 2007	2.74%	¥20,000
Non-guaranteed Bonds due 2027 ¥10,000,000,000 issued in 2007	2.23%	¥10,000
Non-guaranteed Bonds due 2014 ¥10,000,000,000 issued in 2007	1.55%	¥10,000
Non-guaranteed Bonds due 2017 ¥20,000,000,000 issued in 2007	1.75%	¥20,000
Non-guaranteed Bonds due 2017 ¥20,000,000,000 issued in 2007	1.73%	¥20,000
Non-guaranteed Bonds due 2027 ¥10,000,000,000 issued in 2007	2.25%	¥10,000
Non-guaranteed Bonds due 2017 ¥10,000,000,000 issued in 2008	1.63%	¥10,000
Non-guaranteed Bonds due 2018 ¥30,000,000,000 issued in 2008	1.69%	¥30,000
Non-guaranteed Bonds due 2014 ¥20,000,000,000 issued in 2008	1.57%	¥20,000
Non-guaranteed Bonds due 2020 ¥10,000,000,000 issued in 2008	2.13%	¥10,000
Non-guaranteed Bonds due 2013 ¥50,000,000,000 issued in 2008	1.41%	¥50,000
Non-guaranteed Bonds due 2018 ¥30,000,000,000 issued in 2008	1.84%	¥30,000

Subtotal		¥610,000
Total domestic bonds		¥1,193,000

Total bonds		¥1,859,991

(1)	Translations of U.S. dollar amounts into yen amounts have been made in accordance with the method stated in Note 1 of “Notes to Consolidated Financial Statements”. Translations of Euro amounts into yen amounts have been made at the rate of ¥120.73 = EUR1.00, the effective exchange rate prevailing as of March 31, 2013.
(2)	This bond has a put option which can be exercised by investors in 2013, 2018 and 2023.